As filed with the Securities and Exchange Commission on November 19, 2019

Registration No. 333-232172

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

AMENDMENT NO. 6
To
Form S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

___________________________________________

LMP Automotive Holdings, Inc.

(Exact name of Registrant as specified in its charter)

___________________________________________

Delaware	5500	82-3829328
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

601 N. State Road 7

Plantation, FL 33317

(954) 895-0352

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________________

Samer Tawfik

President, Chief Executive Officer and Chairman

601 N. State Road 7

Plantation, FL 33317

(954) 895-0352

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Please send copies of all communications to:

David C. Rose, Esq. M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100	Stephen E. Older, Esq. Rakesh Gopalan, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

_________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.00001 per share(2)	2,404,545		$6.00	$14,427,270	$1,872.66
Representative Warrants	—		$—	$—	$—
Common Stock underlying Representative Warrants(3)	104,545		$7.50	$784,087.50	$101.77
Total	2,509,090	$		$15,211,357.50	$1,974.43	(4)

____________

(1)      Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2)      In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions. Includes up to 313,636 shares of common stock, subject to the underwriters’ over-allotment option.

(3)      We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock (the “Representative Warrants”) in the aggregate equal to five percent (5%) of the shares of our common stock to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein). The Representative Warrants are exercisable for a price per share equal to 125% of the public offering price.

(4)      All of which has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 19, 2019

2,090,909 Shares

Common Stock

LMP Automotive Holdings, Inc.

This is the initial public offering of our common stock. We are offering 2,090,909 shares, par value $0.00001 per share, of our common stock. We currently estimate that the initial public offering price will be between $5.00 and $6.00 share of common stock.

Currently, no public market exists for our common stock. We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “LMPX.” We will not consummate the offering until we receive approval from Nasdaq to list our common stock.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — JOBS Act” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Offering without Over-Allotment Option	Offering with Over-Allotment Option
Public offering price	$	$	$
Underwriters’ discount and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

____________

(1)      Does not include additional compensation payable to ThinkEquity, a division of Fordham Financial Management, Inc., or the underwriters. We have agreed to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we will issue to the representative a warrant to purchase the number of shares of our common stock equal to five percent (5%) of the number of shares issued at the initial closing of this offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrant.

Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, has indicated an interest in purchasing up to $2,750,000 of shares of common stock in this offering, at the offering price to the public and on the same terms and conditions as other investors. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell or not sell shares to Mr. Tawfik, and Mr. Tawfik could determine to purchase or not purchase shares in this offering.

This offering is being underwritten on a firm commitment basis. We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 313,636 shares of our common stock at the public offering price less the underwriting discount and commissions, or the over-allotment option.

The delivery of the shares of common stock is expected to be made on or about             , 2019.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is             , 2019

(954) 895-0352

LMPMOTORS℠

MENU

WE'RE CRAZY ABOUT CARS.

BUY. SELL. RENT. SUBSCRIBE.

Buy | **Sell** | **Rent** | **Subscribe** | **Rideshare**

Search by make, model or keyword, e.g

BROWSE BY TYPE

SUVs

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IT'S A BIG IDEA!

SUBSCRIBE YOUR CAR.

The automotive landscape has changed. In addition to buying, leasing or renting a vehicle, LMP now offers its exciting, new vehicle subscription plan! It's a modern concept and similar in nature to film, television and music subscription services, in that you pay a monthly fee in exchange for access to a car. Browse our huge inventory, select the vehicle you'd like and investigate an all-inclusive vehicle subscription. It's a great alternative to owning or leasing with no long-term contracts. You have the flexibility to up-or-downgrade your vehicle monthly with the vehicle payment adjusted accordingly. Joining is easy!

FIND A VEHICLE

RIDESHARE OPTIONS TO CHOSE FROM

CHOOSE THE BEST ONE FOR YOU!

SUBSCRIPTIONS   RENTALS

LET'S DO THIS!

YOU'RE READY. WE'RE READY.

Are you a rideshare driver with an immediate need? Rent from LMP and be back on the road without delay. Are you new to this and just want to rent a vehicle to test out rideshare? We're ready. Want to drive for both Uber and Lyft? This is your solution.

GET THE APP AND RENT NOW!   GET THE APP AND RENT NOW!

LMP AT YOUR SERVICE.

READY WHEN YOU ARE.

LMP is the answer in South Florida for rideshare drivers looking for a vehicle. Our vast selection of cars and SUVs is certain to have exactly what you need. We've teamed up with DriveItAway to offer you rentals you can drive on your terms – all managed right from your mobile device.

GET THE APP AND RENT NOW!   GET THE APP AND RENT NOW!

FLEXILE TERMS
SELECTION
RIDESHARE-READY
GREAT PRICES
RIDESHARE TO OWNERSHIP

i

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriters have authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the services that we offer. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks, service marks and trade names are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire prospectus, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “the Company” and similar references refer to LMP Automotive Holdings, Inc. and, unless otherwise stated, all of its subsidiaries.

Our Mission

Our goal is to provide an e-commerce and facilities-based retail platform for consumers who desire to buy, sell, rent, subscribe for or finance pre-owned and new automobiles. We seek to provide our customers with a simple, convenient, flexible, transparent and pleasant retail experience. In addition to our current operations launched in 2017, we intend to seek strategic acquisitions of pre-owned and new automobile dealerships and vehicle rental companies in order to facilitate efficient growth.

Our Current Business

LMP, through its wholly owned subsidiaries, currently offers our customers the opportunity to buy, sell, rent and subscribe for, and obtain financing for automobiles both online and in person.

We describe our business model as “Buy, Rent or Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Rent or Subscribe” by either renting automobiles to our customers or allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. We “Sell” our inventory, including automobiles previously included in our rental and subscription programs, to customers, and then we hope to “Repeat” the whole process.

We believe we offer a stress-free and user-friendly experience, either directly or through arrangements with third parties, that enables consumers to efficiently:

–	Browse and purchase a vehicle	–	Subscribe for a vehicle
–	Rent a vehicle	–	Sell or trade-in vehicle
–	Obtain pre-approval for financing (through third parties)	–	Buy extended warranties (through third parties)
–	Schedule deliveries and pick-ups (typically through third parties)

Our platform is designed to streamline the automobile transaction value chain by digitizing a substantial part of the sales and transaction process. We believe this will enhance the consumer experience by creating operational efficiencies that are designed to improve our financial and business performance. We also intend to centralize sales, title, tag, finance, insurance and logistics operations, in order to create additional financial and operational benefits, as well as a positive consumer experience. We believe that bringing more of the vehicle shopping and transaction experience online will provide consumers with a broader range of purchase, rental and subscription options while eliminating time spent in negotiation and haggling.

We commenced our operations in the first quarter of 2017. Currently, we only offer sales of pre-owned automobiles, and rentals and subscriptions for both pre-owned and new automobiles. As of July 24, 2019, our inventory consisted of 215 automobiles in total. Of those, 128 were subscribed and in use by customers, 20 were out on rent in use by customers, 40 were on premise and available for subscription and rental consumers and 27 were held for sale on premise. Our current facility is approximately 8,771 square feet on 1.25 acres of land. Our facility contains storage for ten vehicles on the interior and up to 90 on the exterior. We believe over 90% of our fleet will be rented and subscribed and in use by customers and we can facilitate over 1,000 subscribers using our current facility.

Our Risks

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•        Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

•        We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

•        We intend to acquire other companies and/or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

•        We expect that we will require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances. If such capital is not available to us, or is not available on favorable terms, our business, operating results and financial condition may be harmed.

•        Our business is subject to risks related to the larger automotive ecosystem, including consumer demand, global supply chain challenges and other macroeconomic issues.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups (JOBS) Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•        are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•        may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules, we will continue to qualify as a “smaller reporting company” for so long as we have (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) (A) if we have no public float or a public float of less than $700 million and (B) annual revenues of less than $100 million during our most recently completed fiscal year.

Reorganization and Securities Issuances

The Company was incorporated under the laws of Delaware in December 2017. Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, contributed one hundred percent (100%) of the equity interests in each of LMP Motors.com, LLC and LMP Finance, LLC to the Company in December 2017, and in January 2018, 601 NSR, LLC and LMP Automotive Holdings, LLC made the Company their sole member. We refer to these transactions as the reorganization. As a result of the reorganization, the Company now owns one hundred percent (100%) of the equity in each of these four entities. LMP Motors.com, LLC currently operates our automobile sales business. LMP Finance, LLC currently operates our rental and subscription business. 601 NSR, LLC and LMP Automotive Holdings, LLC were formed to enter into future potential strategic acquisitions, but are currently inactive. As a result of the reorganization, Mr. Tawfik was issued 15,750,000 shares of common stock and ST RXR Investments, LLC, or ST RXR, a company wholly owned and controlled by Mr. Tawfik, was issued 5,250,000 shares of common stock.

In February 2018, we completed an offering exempt from the registration requirements of the Securities Act, or a private placement offering, pursuant to which we sold 2,858,030 shares of our common stock, at a purchase price of $3.33 per share, for an aggregate purchase price of $9,517,239.

From June 2018 through October 2018, we sold an aggregate of 787,264 shares of our common stock, in a private placement offering, at a purchase price of $4.75 per share, for an aggregate purchase price of $3,739,505.

During the second and third quarters of 2018, we issued convertible promissory notes in an aggregate principal amount of $1,448,965, or the 6-month notes, pursuant to a private placement offering. The 6-month notes bear interest at 4% per annum and mature six (6) months from the date of issuance, at which time the principal and any accrued but unpaid interest shall be due and payable. The holders of the 6-month notes may, at any time prior to the maturity date, convert the 6-month notes (and accrued interest) into shares of our common stock by dividing (a) the outstanding principal balance and unpaid accrued interest under the applicable 6-month note on the date of conversion by (b) $4.75 (subject to adjustment as provided in the 6-month notes). Based on the terms of the conversion rights, we did not recognize a beneficial conversion discount.

During the fourth quarter of 2018, we repaid one of the 6-month notes in the principal amount of approximately $285,015, leaving a balance on the remaining 6-month notes of approximately $1,164,000, plus accrued interest, at December 31, 2018.

During the six months ended June 30, 2019, we repaid eight of the 6-month notes in the principal amount of $962,000, leaving a balance of $201,950, plus accrued interest.

During the second quarter of 2019, we extended certain of the 6-month notes that became due. Two of the 6-month notes in the amount of approximately $45,000 were extended to August 14, 2019, two in the amount of approximately $135,950 were extended to September 17, 2019, and another one in the amount of approximately $21,000 was extended to December 15, 2019.

The total outstanding principal balance on the remaining 6-month notes as of September 30, 2019 was $201,950, plus accrued interest.

Company and Other Information

Our Company was incorporated in the State of Delaware in December 2017. Our principal executive office is located at 601 N. State Road 7, Plantation FL, 33317. Our telephone number is (954) 895-0352. Our main Internet address is www.lmpmotors.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as a part of this prospectus.

The Offering

Shares being offered:	2,090,909 shares of common stock.(1)
Number of shares of common stock outstanding after this offering(2):	8,092,548 shares of common stock (8,406,184 shares of common stock, if the underwriters exercise the over-allotment option in full).
Gross proceeds to us, net of underwriting discount but before expenses:

$10,580,000 ($12,184,248), assuming that the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $5.50 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

Use of Proceeds:

We plan to use the net proceeds of this offering primarily for our strategic acquisitions, to build our vehicle inventory, for working capital and other general corporate purposes. For more information on the anticipated use of proceeds of this offering, see “Use of Proceeds” on page 31 of this prospectus.

Lock-up

We, all of our directors and officers and substantially all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of the final closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed NASDAQ Symbol:	LMPX
Representative’s Warrants:

We have agreed to issue to the representative a warrant to purchase a number of shares of common stock equal to 5% of the total number of shares issued at the initial closing of this offering. The representative’s warrant will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The representative’s warrant is exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the effective date of the registration statement of which this prospectus forms a part. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrant. See “Underwriting” for more information.

Risk factors:

Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8.

____________

(1)      In addition, the underwriters have been granted an over-allotment option pursuant to which they may purchase an additional 313,636 shares of common stock.

(2)      The number of shares of common stock outstanding immediately following this offering is based on 6,001,639 shares outstanding as of November 11, 2019 and excludes:

•        1,500,000 shares of common stock reserved for issuance under our 2018 Equity Incentive Plan;

•        380,500 shares of common stock issuable upon the exercise of options (of which 237,584 have vested) at a weighted average exercise price of $4.27 as of September 30, 2019;

•        Up to 104,545 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering; and

•        Approximately 44,360 shares of common stock that may be issued by us upon conversion of the 6-month note (assuming no interest is paid on the 6-month notes) as of September 30, 2019.

In addition, unless we specifically state otherwise, the information in this prospectus assumes:

•        an initial public offering price of $5.50 per share, the midpoint of the estimated offering range set forth on the cover page of this prospectus.

Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, has indicated an interest in purchasing up to $2,750,000 of shares of common stock in this offering, at the offering price to the public and on the same terms and conditions as other investors. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell or not sell shares to Mr. Tawfik, and Mr. Tawfik could determine to purchase or not purchase shares in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present the summary historical consolidated financial and other data for LMP Automotive Holdings, Inc. The summary consolidated statement of operations data for the years ended December 31, 2018 and 2017 and the summary balance sheet data at December 31, 2018 and 2017 were derived from the audited consolidated financial statements of LMP Automotive Holdings, Inc. included elsewhere in this prospectus. The summary consolidated statement of operations data for the nine months ended September 30, 2019 and 2018 and the summary balance sheet data at September 30, 2019 were derived from the unaudited consolidated interim financial statements of LMP Automotive Holdings, Inc. included elsewhere in this prospectus. The unaudited consolidated interim financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of the financial information set forth in those statements. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of LMP Automotive Holdings, Inc. included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017
	(unaudited)
Statement of Operations Data:
Total Revenues	$7,826,114	$10,847,981	$16,610,786	$3,759,031
Gross loss	(394,900)	(923,401)	(1,956,989)	(235,048)
Total cost of revenues	8,221,014	11,771,382	18,567,775	3,994,079
Loss from operations	(3,446,252)	(3,571,087)	(6,458,916)	(1,409,306)
Other expenses	(11,404)	(16,768)	31,377	14,356
Net loss	(3,457,656)	(3,587,855)	(6,490,293)	(1,423,662)
	September 30, 2019	As of December 31,
		2018	2017
	(unaudited)
Balance Sheet Data:
Cash	$2,073,672	$424,152	$217,360
Accounts receivable	118,399	286,982	85,851
Automobile inventory, net	8,147,676	11,558,160	3,696,802
Other current assets	291,438	380,712	71,000
Total current assets	10,631,185	12,650,006	4,071,013
Property, equipment and leasehold improvements, net	484,578	539,475	185,659
Intangible assets	68,297	39,997	0
Deferred offering costs	1,258,316	987,094	0
Right-of-use asset	1,183,272	0	0
Total assets	13,625,648	14,216,571	4,256,672

Total current liabilities	7,065,576	4,462,474	1,724,465
Total liabilities	7,945,830	4,462,474	1,724,465
Total shareholders’ equity	5,679,818	9,754,097	2,532,207
Total liabilities and shareholders’ equity	13,625,648	14,216,571	4,256,672

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. We have listed below (not necessarily in order of importance of probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We are a recently formed holding company with a limited operating history. The Company was incorporated under the laws of Delaware in December 2017. Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, contributed one hundred percent (100%) of the equity interests in each of LMP Motors.com, LLC and LMP Finance, LLC into the Company in December 2017, and in January 2018, 601 NSR, LLC and LMP Automotive Holdings, LLC made the Company their sole member. Currently, LMP Motors.com, LLC, which operates our automobile sales business, and LMP Finance, LLC, which operates our rental and subscription business, are the only subsidiaries that generate revenues. 601 NSR, LLC and LMP Automotive Holdings, LLC were formed to enter into future potential strategic acquisitions, but are currently inactive. Because of the uncertainties related to our limited historical operations, including the limited historical operations of LMP Motors.com, LLC, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses, which may materially and adversely affect our business, financial condition, results of operations and the value of an investment in our common stock.

We have a history of net losses.

We expect to continue to incur losses at least in the near term as we invest in and strive to grow our business. We may incur significant losses in the future for a number of reasons, including a decrease in demand for automobiles and our related products and services, losses associated with our strategic acquisitions, increased competition, weakness in the automotive industry generally, as well as other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays in generating revenue or profitability. If our revenues decrease, we may not be able to reduce costs in a timely manner because many of our costs are fixed at least, in the short term. In addition, if we reduce variable costs to respond to losses, this may limit our ability to acquire customers and grow our revenues. Accordingly, we may not achieve or maintain profitability and we may continue to incur significant losses in the future, which may materially and adversely affect our business, financial condition, results of operations and the value of an investment in our common stock.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our initial success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our key employees or senior management, including our founder, Chairman, President and Chief Executive Officer, Samer Tawfik, could have a materially adverse effect on our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We may not be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

We intend to acquire other companies and/or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers and other constituents within the automotive industry, as well as our ability to respond to competitive pressures. Part of our strategy is to do so through the strategic acquisition of complementary businesses, such as independent and franchised dealerships and vehicle rental companies clustered in key metropolitan areas, and technologies, in addition to our own internal development efforts. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        coordination of technology, research and development, and sales and marketing functions;

•        transition of the acquired company’s users to our website and mobile applications;

•        retention of employees from the acquired company;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•        the need to implement or improve controls, policies and procedures at a business that, prior to the acquisition, may have lacked effective controls, policies and procedures;

•        potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results;

•        liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders, or other third parties.

Our failure to address these risks or other problems encountered in connection with our planned acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business and results of operations.

We expect that we will require additional capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances. If such capital is not available to us, or is not available on favorable terms, our business, operating results and financial condition may be harmed.

While we intend to use the proceeds from this offering for our strategic acquisitions, to build our vehicle inventory, for working capital and other general corporate purposes, we expect that we will require additional capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances, including to increase our marketing expenditures in order to improve our brand awareness, build and maintain our inventory of quality pre-owned vehicles, develop new products or services or further improve existing services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or other types of financings to secure additional funds. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any debt financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

Our business is subject to risks related to the larger automotive ecosystem, including consumer demand, global supply chain challenges and other macroeconomic issues.

Decreases in consumer demand could adversely affect the market for vehicle purchases and, as a result, reduce the number of consumers using our platform. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of vehicles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, increased regulation and increased unemployment. Increased environmental regulation has made, and may in the future make, used vehicles more expensive and less desirable for consumers. In addition, our business may be negatively affected by challenges to the larger automotive ecosystem, including urbanization, global supply chain challenges and other macroeconomic issues. For example, vehicle rideshare services, such as Uber, Juno, Lyft, and Via, vehicle sharing, and other services that allow people to supplement transit trips and share vehicles are becoming increasingly popular as a means of transportation and may decrease consumer demand for the pre-owned vehicles we sell, particularly as urbanization increases. Additionally, new technologies such as autonomous or self-driving vehicles have the potential to change the dynamics of vehicle ownership in the future. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business and operating results.

We face significant competition from existing and new companies that provide, among other things, automobile listings, information, lead generation, and vehicle buying, rental and subscription services.

Our current and future competitors may include:

•        traditional automotive dealerships that could increase investment in technology and infrastructure to compete directly with our online platform;

•        Internet and online automotive sites that could change their models to directly compete with us, such as Google, Amazon, AutoTrader.com, eBay Motors, Edmunds.com, KBB.com, Autobytel.com, TrueCar.com and Cars.com;

•        providers of offline, membership-based vehicle buying services such as the Costco Auto Program;

•        used vehicle dealers or marketplaces with e-commerce business or online platforms such as Carvana, Vroom and Shift;

•        national rental car companies such as Sixt Rent A Car, Hertz, Avis, Budget and Enterprise, as well as local and regional car rental services;

•        vehicle subscription services, and other pay-as-you-go services, such as ZipCar and Flexdrive, and similar services offered by large automobile manufacturers such as Volvo and BMW;

•        other automobile manufacturers that could change their sales models through technology and infrastructure investment; and

•        Peer-to-peer ride-sharing companies.

We also expect that new competitors will continue to enter the online and traditional automotive retail, rental and subscription market with competing brands, business models, products and services, which could have an adverse effect on our revenue, business and financial results. Some of these companies have significantly greater resources than we do and may be able to provide consumers access to a greater inventory of vehicles at lower prices while delivering a competitive online experience.

Our current and potential competitors may also develop and market new technologies that may adversely affect our business and operating results.

Our current and potential competitors may also develop and market new technologies that render our existing or future business model, products and services less competitive, unmarketable or obsolete. For example, manufacturers are beginning to develop automated, driverless vehicles that could eventually reduce the demand for, or replace, traditional vehicles, including the vehicles that we currently sell. Additionally, vehicle rideshare services, such as Uber, Juno, Lyft, and Via, vehicle sharing, and other services that allow people to supplement transit trips and share vehicles, are becoming increasingly popular as a means of transportation and may decrease consumer demand for vehicle ownership. In addition, if our competitors develop business models, products or services with similar or superior functionality to our solutions, it may adversely impact our business.

Our competitors may also impede our ability to reach consumers or commence operations in certain jurisdictions. For example, our competitors may increase their search engine optimization efforts and outbid us for search terms on various search engines. Additionally, our competitors could use their political influence and increase lobbying efforts resulting in new regulations or interpretations of existing regulations that could prevent us from operating in certain jurisdictions.

Our current and potential competitors may have significantly greater resources than we do.

Our current and potential competitors may have significantly greater financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their business. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than we have. As a result, these competitors may be able to respond to changes in the automotive industry more quickly with new technologies and undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our automobiles, products and services could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another one of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future providers and suppliers, or other parties with whom we have relationships, thereby limiting our ability to develop, improve and grow our business. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our revenue, business and financial results.

Our business is dependent upon access to a desirable vehicle inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition, or other factors, may have a material adverse effect on our business, sales and results of operations.

Our business requires that we have access to a large number of quality vehicles. We acquire vehicles for sale through numerous sources, including wholesale auction, agreements with manufacturers, independent and franchise dealerships, trade-ins and directly from consumers. The sources from which we can acquire vehicles of a quality and in a quantity acceptable to us are limited, and there is substantial competition to acquire the vehicles we purchase. There can be no assurance that the supply of desirable vehicles will be sufficient to meet our needs. A reduction in the availability of or access to sources of inventory, including an increase in competition for quality vehicles, could diminish our ability to obtain sufficient inventory at a price that we can reflect in retail market prices and would have a material adverse effect on our business, sales and results of operations.

Additionally, we evaluate potential vehicles regularly using third-party systems to predict mechanical soundness, consumer desirability and relative value of prospective inventory. If we fail to adjust appraisal offers to stay in line with broader market trade-in offer trends, or fail to recognize those trends, it could adversely affect our ability to acquire inventory effectively. Our ability to source vehicles through our appraisal process could also be affected by competition, both from new and used vehicle dealers directly and through third party websites driving appraisal traffic to those dealers.

Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have a material adverse effect on our business, sales and results of operations.

Our purchases of vehicles are based in large part on projected demand. If actual sales are materially less than our forecasts, we would experience an over-supply of vehicle inventory. An over-supply of vehicle inventory will generally cause downward pressure on our product sales prices and margins and increase our average days to sale.

Pre-owned vehicle inventory has typically represented, and will continue to represent, a significant portion of our total assets. Having such a large portion of our total assets in the form of pre-owned vehicle inventory for an extended period of time subjects us to depreciation and other risks that may affect our results of operations. Accordingly, if we have excess inventory or our average days-to-sale increases, we may be unable to liquidate such inventory in a timely manner, or do so at prices that would allow us to meet margin targets or to recover our costs, which could have a material adverse effect on our results of operations.

Our business is sensitive to changes in the prices of new and pre-owned vehicles.

Any significant changes in retail prices for new or pre-owned vehicles could have a material adverse effect on our revenues and results of operations. For example, if retail prices for pre-owned vehicles rise relative to retail prices for new vehicles, it could make buying a new vehicle more attractive to consumers than buying a used vehicle, which could have a material adverse effect on our results of operations and could result in reduced used vehicle sales and lower revenue. Additionally, manufacturer incentives could contribute to narrowing the price gap between new and pre-owned vehicles. Pre-owned vehicle prices may also decline due to an increased number of new vehicle lease returns over the next several years. While lower prices of pre-owned vehicles reduce our cost of acquiring new inventory, lower prices could also lead to reductions in the value of inventory that we currently hold, which could have a negative impact on gross profit. Furthermore, any significant changes in wholesale prices for pre-owned vehicles could have a material adverse effect on our results of operations by reducing our profit margins.

If our inventory or other costs of operations increase and we are unable to pass along these costs to our customers, we may be unable to maintain or grow our sales margins.

Our inventory and other costs are variable and dependent upon various factors, many of which are outside of our control. A rise in vehicle acquisition costs could erode our sales margins and negatively affect our results of operations. If we incur cost increases, we may seek to pass those increases along to our customers. However, our consumers typically have limits on the maximum amount they can afford, and we may be unable to pass these costs along to them in the form of higher sales prices, which would adversely affect our ability to maintain or increase margins.

We rely heavily on logistics in transporting vehicles for delivery from point of purchase to our facilities, and finally to the customers, via third parties. Our ability to manage this process both internally and through our network of transportation partners could cause a rise in inventory costs and a disruption in our inventory supply chain and distribution. Further, any disruption in the vehicle transport industry or an increase in the cost of transport could adversely affect our results of operations.

We could be negatively affected if losses for which we do not have third-party insurance coverage increase or our insurance coverages prove to be inadequate.

We have third-party insurance coverage, subject to limits, for bodily injury and property damage resulting from accidents involving our vehicles that are rented or subscribed for. We self-insure (that is, we do not have third-party insurance coverage) for other risks, such as theft and damages to vehicles that are rented or subscribed for and are not otherwise covered by renters’ or subscribers’ insurance, and theft and damage to vehicles in our inventory. We account for vehicle damage or total loss at the time such damage or loss is incurred. As a result, we are responsible for damage to our vehicles. A deterioration in claims management, whether by our management or by a third-party claims administrator, could lead to delays in settling claims, thereby increasing claim costs. In the future, we may be exposed to liability for which we self-insure at levels in excess of our historical levels and to liabilities for which we are insured that exceed the level of our insurance. Claims filed against us in excess of insurance limits, or for which we are otherwise self-insured, or the inability of our insurance carriers to pay otherwise-insured claims, could have an adverse effect on our financial condition. For example, damages resulting from a significant natural disaster, such as a hurricane, fire or flood, or judgment against us for liability for damages resulting from our rental program could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Should we be unable to renew our commercial insurance policies at competitive rates, this loss could have an adverse effect on our financial condition and results of operations.

The success of our business relies heavily on our marketing and branding efforts and these efforts may not be successful.

We believe that an important component of our growth will be to successfully attract new visitors to our physical locations and our online platform. Because we are a consumer brand, we rely heavily on marketing and advertising to increase brand visibility with potential customers. We intend to execute our sales and marketing efforts by utilizing a multi-channel approach that utilizes brand building, as well as direct response channels in order to efficiently establish and grow both locally and nationally and to increase the strength, recognition and trust in the LMP brand.

Our business model relies on our ability to scale rapidly and to decrease incremental customer acquisition costs as we grow. If we are unable to recover our marketing costs through increases in customer traffic and in the number of transactions by users of our platform, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our growth, results of operations and financial condition.

We rely on Internet search engines and social networking sites to help drive traffic to our website and our facilities, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our traffic would decline and our business would be adversely affected.

We depend in part on Internet search engines, such as Google, Bing and Yahoo!, and social networking sites, such as Facebook, to drive traffic to our website and our facilities. Our ability to maintain and increase the number of visitors directed to our website is not entirely within our control. Our competitors may increase their search engine optimization efforts and outbid us for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ efforts are more successful than ours, overall growth in our customer base could decrease or our customer base could decline. Further, Internet search engine providers could provide automotive dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Any reduction in the number of users directed to our website and/or our facilities through Internet search engines could harm our business and operating results.

The traffic to our websites and mobile applications may decline and our business may be adversely affected if other companies copy information from our websites and publish or aggregate it with other information for their own benefit.

From time to time, other companies copy information from our websites through website scraping, robots or other means, and publish, or aggregate it with other information for their own benefit. When third parties copy, publish, or aggregate content from our websites, it makes them more competitive, and decreases the likelihood that consumers will visit our websites or use our mobile applications to find the information they seek. While we may try to prevent or limit these activities, we cannot guarantee that we will be successful in preventing or properly detecting such activities in the future. We may not be able to detect such third-party conduct in a timely manner and, even if we could, we may not be able to prevent it. In some cases, particularly in the case of third parties that operate outside of the United States, our available remedies may be inadequate to protect us against such activities. In addition, we may be required to expend significant financial or other resources to successfully enforce our rights. If any of these activities were to occur, it could adversely affect our business, results of operations and financial condition.

We depend on our e-commerce business and failure to successfully manage this business and deliver a seamless online experience to our customers could have an adverse effect on our growth strategy, business, financial condition, operating results and prospects.

We believe that sales from our e-commerce platform will account for a meaningful portion of our revenues. Our business, financial condition, operating results and prospects are, and we believe will continue to be, dependent on maintaining our e-commerce business. Dependence on our e-commerce business and the continued growth of our direct and retail channels subjects us to certain risks, including:

•        the failure to successfully implement new systems, system enhancements and Internet platforms;

•        the failure of our technology infrastructure or the computer systems that operate our website and their related support systems, causing, among other things, website downtimes, telecommunications issues or other technical failures;

•        the reliance on third-party computer hardware/software providers;

•        rapid technological change;

•        liability for online content;

•        violations of federal, state, foreign or other applicable laws, including those relating to data protection;

•        credit card fraud;

•        cyber security and vulnerability to electronic break-ins and other similar disruptions; and

•        diversion of traffic and sales from our stores.

Our failure to successfully address and respond to these risks and uncertainties could negatively impact sales, increase costs, diminish our growth prospects and damage the reputation of our brand, each of which could have a material adverse effect on our business, financial condition, operating results and prospects.

Vehicle subscription is a relatively new business model, and may not be widely adopted.

We expect to derive a portion of our revenue from our vehicle subscription service, which is a relatively new and rapidly evolving market. If the market for vehicle subscription fails to grow or grows more slowly than we currently anticipate, our business could be negatively affected. We currently only offer vehicle subscription services in Florida. We intend to expand into markets that we believe are the most likely to adopt vehicle subscription services. However, our efforts to expand within and beyond our existing market may not be successful.

We face risks related to liabilities resulting from the use of our vehicles by our rental and subscription customers.

Our business can expose us to claims for personal injury, death and property damage resulting from the use of vehicles by our rental and subscription customers. For example, a rental or subscription customer may be using a vehicle that has worn tires, a mechanical issue or some other problem, including a manufacturing defect, which could contribute to a motor vehicle accident resulting in serious bodily injury, death or significant property damage for which we may be liable. In addition, since we cannot physically inspect our vehicles after they are delivered to our customers, we depend on our rental and subscription customers and third-party service providers to inspect the vehicles prior to driving in order to identify any potential damage or safety concern with the vehicle. To the extent that we are found at fault or otherwise responsible for an accident, our insurance coverage would only cover losses up to a maximum amount.

In addition, in certain jurisdictions, as the owner of the vehicle, there is the potential that we may have vicarious liability for any damages caused by our renters or subscribers, even if we are not found to be negligent. Any such liability may have a material adverse impact on our business.

We anticipate that our business will be highly seasonal and any occurrence that disrupts our activity during our peak periods could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

Certain significant components of our expenses are fixed, including real estate taxes, rent, insurance, utilities, maintenance and other facility-related expenses, the costs of operating our information technology systems and staffing costs. We anticipate that seasonal changes in our revenues will not affect those fixed expenses, which typically result in higher profitability in periods when our revenues are higher, and lower profitability in periods when our revenues are lower. Any circumstance, occurrence or situation that disrupts our activity during these periods could have a disproportionately material adverse effect on our results of operations, financial condition, liquidity and cash flows due to a significant change in revenue.

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

We are subject to a wide range of federal, state and local laws and regulations. Our sales, rental and subscription services, and related activities, including the sale of complementary products and services, are, or may potentially be, subject to state and local licensing requirements, federal and state (or local) laws regulating vehicle advertising, state or local laws related to sales tax, title and registration, state or local laws regulating vehicle sales and service, and state laws regulating vehicle rentals and subscriptions. For example, a number of state legislatures are proposing to regulate vehicle subscription programs, and in August 2018, the State of Indiana issued a moratorium on vehicle subscription programs until May 1, 2019.

Our facilities and business operations are subject to laws and regulations relating to environmental protection and health and safety. In addition to these laws and regulations that apply specifically to our business, upon the completion of this offering, we will also be subject to laws and regulations affecting public companies, including securities laws and Nasdaq listing rules (if our common stock is approved for listing). The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, sales and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs in order to comply with these laws and regulations.

Our business is subject to the state and local licensing requirements of the jurisdictions in which we operate and in which our customers reside. Regulators of jurisdictions in which our customers reside, but for which we do not have an applicable dealer license, could require that we obtain a license or otherwise comply with various state regulations. Regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those jurisdictions, any of which may inhibit our ability to do business in those jurisdictions, increase our operating expenses and adversely affect our financial condition and results of operations.

With respect to our advertising, private plaintiffs, as well as federal, state and local regulatory and law enforcement authorities, continue to scrutinize advertising, sales, financing and insurance activities in the sale and leasing of pre-owned vehicles. If, as a result, other automotive retailers adopt more transparent, consumer-oriented business practices, it may be difficult for us to differentiate ourselves from other retailers.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change.

Changes in government regulation affecting the communications industry could harm our prospects and operating results.

The Federal Communications Commission, or the FCC, has jurisdiction over the U.S. communications industry. Under current rules, the FCC regulates broadband Internet service providers as telecommunications service carriers under Title II of the Telecommunications Act and enforces net neutrality regulations that prohibit blocking, degrading or prioritizing certain types of internet traffic.

On February 26, 2015, the FCC reclassified broadband Internet access services in the United States as a telecommunications service subject to some elements of common carrier regulation, including the obligation to provide service on just and reasonable terms, and adopted specific net neutrality rules prohibiting the blocking, throttling or “paid prioritization” of content or services. However, in May 2017, the FCC issued a notice of proposed rulemaking to roll back net neutrality rules and return to a “light touch” regulatory framework. Consistent with this notice, on December 14, 2017, the FCC once again classified broadband Internet access service as an unregulated information service and repealed the specific rules against blocking, throttling or “paid prioritization” of content or services. It retained a rule requiring Internet service providers to disclose their practices to consumers, entrepreneurs and the FCC. A number of parties have already stated they would appeal this order and it is possible Congress may adopt legislation restoring some net neutrality requirements.

The elimination of net neutrality rules and any changes to the rules could affect the market for broadband Internet access service in a way that affects our business. For example, any actions taken by Internet access providers to provide better Internet access to our competitors’ websites or limit the bandwidth and speed for the transmission of data from our websites, could adversely affect our business, operating results, and financial condition.

We are subject to environmental laws and may be subject to environmental liabilities that could have a material adverse effect on us in the future.

We are subject to various federal, state and local environmental laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances such as motor oil, gasoline, solvents, lubricants, paints and other substances at our facilities. We face potentially significant costs relating to claims, penalties and remediation efforts in the event of non-compliance with existing and future laws and regulations. A failure by us to comply with environmental laws and regulations could have a material adverse effect on our business financial condition and results of operations.

Changes in the laws and regulations to which our business and industry is subject could have a material adverse effect on our business, sales, results of operations and financial condition.

Recent federal legislative and regulatory initiatives and reforms may result in an increase in expenses or a decrease in revenues, which could have a material adverse effect on our results of operations. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, regulates, among other things, the provision of consumer financing. The Dodd-Frank Act established the Consumer Financial Protection Bureau, or the CFPB, a consumer financial protection agency with broad regulatory powers. The CFPB is responsible for administering and enforcing laws and regulations related to consumer financial products and services, including our provision of vehicle financing and our receivables sale facilities. The evolving regulatory environment in the wake of the Dodd-Frank Act and the creation of the CFPB may increase the cost of regulatory compliance or result in changes to business practices that could have a material adverse effect on our results of operations.

The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenues and increased expenses.

If we fail to comply with the Telephone Consumer Protection Act, or the TCPA, we may face significant damages, which could harm our business, financial condition, results of operations and cash flows.

We utilize telephone calls and intend to utilize text messaging as a means of responding to customer interest in purchasing, renting or subscribing for vehicles. We generate leads from our website by prompting potential customers to provide their phone numbers so that we may contact them in response to their interest in specific vehicles. We also intend to engage and pay third parties to provide us with leads. A portion of our revenue comes from sales that involve calls made by our internal call centers to these potential customers.

The TCPA, as interpreted and implemented by the FCC, imposes significant restrictions on utilization of telephone calls and text messages to residential and mobile telephone numbers as a means of communication, when the prior consent of the person being contacted has not been obtained. Violations of the TCPA may be enforced by the FCC or by individuals through litigation, including class actions and statutory penalties for TCPA violations ranging from $500 to $1,500 per violation, which is often interpreted to mean per phone call.

While we intend to implement processes and procedures to comply with the TCPA, any failure by us or the third parties on which we rely for data to adhere to, or successfully implement, appropriate processes and procedures in response to existing or future regulations could result in legal and monetary liability, fines and penalties, or damage to our reputation in the marketplace, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, any changes to the TCPA or its interpretation that further restrict the way we contact and communicate with our potential customers or generate leads, or any governmental or private enforcement actions related thereto, could adversely affect our ability to attract customers and harm our business, financial condition, results of operations and cash flows.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

Though we seek at all times to be in full compliance with all such laws, we cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could damage our reputation and brand, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our website by consumers and result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations.

We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results.

We collect, process, store, share, disclose and use personal information and other data provided by consumers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by consumers and vendors could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could adversely affect our business and operating results.

Additionally, concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy related matters, even if unfounded, could harm our business and operating results. There are numerous federal, state and local laws regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with and may be inconsistent between jurisdictions or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules, our practices, or new regulations that could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others. This also could cause consumers and vendors to lose trust in us, which could have an adverse effect on our business.

Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put consumer and vendor information at risk and could in turn harm our reputation, business and operating results.

A significant disruption in service on our website could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results and financial condition.

Our brand, reputation and ability to attract customers depend on the reliable performance of our website and the supporting systems, technology and infrastructure. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses, or physical or electronic break-ins, could affect the availability of our inventory on our website and prevent or inhibit the ability of customers to access our website. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.

We utilize cloud computing, or the practice of using shared processing resources at third party locations, to operate our website and e-commerce platform. We do not own or control the operation of these third party locations. These third party systems, software and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes, and similar events. The occurrence of any of these events could damage our systems and hardware or could cause them to fail.

Problems faced by our third party web hosting providers could adversely affect the experience of our customers. For example, our third party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our network operations could interrupt our customers’ access to our inventory and our access to data that drives our inventory purchase operations as well as cause delays and additional expenses in arranging access to new facilities and services, any of which could harm our reputation, business, operating results and financial condition.

We rely on internal and external logistics to transport our vehicle inventory throughout the United States. Thus, we are subject to business risks and costs associated with the transportation industry. Many of these risks and costs are out of our control, and any of them could have a material adverse effect on our business, financial condition and results of operations.

We rely on a combination of internal and external logistics for third parties to transport vehicles from point of purchase to our facilities, and finally to the customers. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, gasoline prices, recalls affecting our vehicle fleet, local and federal regulations, vehicular crashes, insufficient internal capacity, rising prices of external transportation vendors, fuel prices and taxes, license and registration fees, insurance premiums, self-insurance levels, difficulty in recruiting and retaining qualified drivers, disruption of our technology systems, and increasing equipment and operational costs. Failure to successfully manage our logistics and fulfillment process could cause a disruption in our inventory supply chain and distribution, which may adversely affect our operating results and financial condition.

Our failure to maintain a reputation of integrity and to otherwise maintain and enhance our brand could adversely affect our business, sales and results of operations.

Our business model is based on our ability to provide customers with a transparent and simplified solution to vehicle buying, renting and subscribing that we believe will save them time and money. If we fail to build and maintain a positive reputation, or if an event occurs that damages this reputation, it could adversely affect consumer demand and have a material adverse effect on our business, sales and results of operations. Even the perception of a decrease in the quality of our brand could negatively impact results.

Complaints or negative publicity about our business practices, marketing and advertising campaigns, compliance with applicable laws and regulations, the integrity of the data that we provide to users, data privacy and security issues, and other aspects of our business, especially on industry-specific blogs and social media websites, and irrespective of their validity, could diminish consumer confidence in our platform and adversely affect our brand. The growing use of social media increases the speed with which information and opinions can be shared and, thus, the speed with which reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the vehicles we offer, our customer experience, or any aspect of our brand, it could have a material adverse effect on our business, sales and results of operations.

Our ability to grow our complementary product and service offerings may be limited, which could negatively impact our growth rate, revenues and financial performance.

If we introduce or expand additional product and service offerings for our platform, such as services or products involving other vehicles, sales of new vehicles, or vehicle trade-ins, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets would place us in competitive and regulatory environments with which we are unfamiliar and involve various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, if at all. In attempting to establish new service or product offerings, we expect to incur significant expenses and face various other challenges, such as expanding our customer service personnel and management personnel to cover these markets and complying with complicated regulations that apply to these markets. In addition, we may not successfully demonstrate the value of these complementary products and services to consumers, and failure to do so would compromise our ability to successfully expand into these additional revenue streams. Any of these risks, if realized, could adversely affect our business and results of operations.

If we do not adequately address our customers’ shift to mobile device technology, operating results could be harmed and our growth could be negatively affected.

Our future success depends in part on our ability to provide adequate functionality for visitors who use mobile devices to shop for vehicles and the number of transactions with us that are completed by those users. The shift to mobile technology by our users may harm our business in the following ways:

•        consumers visiting our website from a mobile device may not accept mobile technology as a viable long-term platform to buy or sell a vehicle. This may occur for a number of reasons, including our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity;

•        we may not continue to innovate and introduce enhanced products that can be suitably conveyed on mobile platforms;

•        consumers using mobile devices may believe that our competitors offer superior products and features based in part on our inability to provide sufficient website functionality to convince a mobile device user to transact with us; or

•        regulations related to consumer finance disclosures, including the Truth in Lending Act, may be interpreted, in the context of mobile devices, in a manner which could expose us to legal liability in the event we are found to have violated applicable laws.

If we do not develop, upgrade and maintain suitable functionality for users who visit our website using a mobile device, our business and operating results could be harmed.

Our business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls.

Adverse conditions affecting one or more automotive manufacturers could have a material adverse effect on our sales and results of operations, which could impact the supply of vehicles. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. Recalls and the increased regulatory scrutiny surrounding selling pre-owned vehicles with open safety recalls could (i) adversely affect pre-owned vehicle sales or valuations, (ii) cause us to temporarily remove vehicles from inventory, (iii) cause us to sell affected vehicles at a loss, (iv) force us to incur increased costs and (v) expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, financial condition and results of operations.

The current geographic concentration where we provide services creates an exposure to local economies, regional downturns or severe weather or catastrophic occurrences that may materially adversely affect our financial condition and results of operations.

We currently conduct business through our corporate and fulfillment, rental and subscription center located in Plantation, Florida. We currently hold all of our inventory at our Plantation location. While we have insurance to cover certain losses on those vehicles, events such as theft, fire, flood, or hail could adversely impact our business. In addition, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics and population. In addition, severe weather conditions, acts of God and other catastrophic occurrences in the area in which we operate or from which we obtain inventory may materially adversely affect our financial condition and results of operations. Such conditions may result in physical damage to our properties and loss of inventory. Any of these factors may disrupt our business and materially adversely affect our financial condition and result of operations. Furthermore, there can be no assurance that we will be able to successfully replicate our business model and achieve levels of success as we enter new geographic markets.

We may rely on agreements with third parties to finance our vehicle inventory purchases. If we fail to maintain adequate relationships with third parties to finance our vehicle inventory purchases, we may be unable to maintain sufficient inventory, which would adversely affect our business and results of operations.

We may rely on agreements with third party lenders to finance our vehicle inventory purchases. If we are unable to enter into agreements on favorable terms or at all, or if the agreements expire and are not renewed, our inventory supply may decline, resulting in fewer vehicles available for sale. New funding arrangements may be at higher interest rates or other less favorable terms. These financing risks, in addition to rising interest rates and changes in market conditions, if realized, could negatively impact our results of operations and financial condition.

Our business is affected by the availability of financing to its customers.

Many of our customers finance their vehicle purchases. Although consumer credit markets have improved, consumer credit market conditions continue to influence demand and may continue to do so. There continue to be fewer lenders, more stringent underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions or the credit worthiness of our customers worsen, and adversely affect the ability of consumers to finance potential purchases at acceptable terms and interest rates, it could result in a decrease in the sales of our products and have a material adverse effect on our business, financial condition and results of operations.

Failure to adequately protect our intellectual property, technology and confidential information could harm our business and operating results.

Our business depends on our intellectual property, technology and confidential information, the protection of which is crucial to the success of our business. We attempt to protect our intellectual property, technology and confidential information by requiring certain of our employees and consultants to enter into confidentiality agreements and certain third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We currently hold rights to the “lmpmotors.com,” “lmprentals.com” and “lmpsubscriptions.com” Internet domain names and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that we believe are important for our business.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employees or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we intend to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

We may, from time to time, face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Patent and other intellectual property litigation may be protracted and expensive, the results are difficult to predict and may require us to stop offering some features, purchase licenses or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

Even if these matters that do not result in litigation are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.

Our platform utilizes open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

We use open source software in our platform and expect to use open source software in the future. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. By the terms of certain open source licenses, if we combine our proprietary software with open source software in a certain manner, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, or to re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could negatively affect our business and operating results.

We rely on third party technology to complete critical business functions. If that technology fails to adequately serve our needs and we cannot find alternatives, it may negatively impact our operating results.

We rely on third party technology for certain of our critical business functions, including vehicle telemetry, network infrastructure for hosting the website and inventory data, software libraries and development environments and tools, services that allow customers to digitally sign contracts, and customer service call center management software. If these technologies fail or we cannot maintain our relationships with the technology providers and we cannot find suitable alternatives, our financial condition and operation results may be adversely affected.

The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs as a result of becoming a public company.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, and we expect to incur additional costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual, quarterly and current reports with respect to our business and financial condition, and proxy and other information statements, as well as the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act and the Public Company Accounting Oversight Board, or the PCAOB, and the listing requirements of Nasdaq (if our common stock is approved for listing), each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to, among other things:

•        prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules and Nasdaq rules;

•        expand the roles and duties of our board of directors and committees thereof and management;

•        hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute more comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;

•        build and maintain an investor relations function;

•        establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•        comply with the initial listing and maintenance requirements of Nasdaq; and

•        comply with the Sarbanes-Oxley Act.

We expect these rules and regulations, and any future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases, due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to various litigation matters from time to time, which could have a material adverse effect on our business, results of operations and financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations, and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

Certain payments made by the Company in 2018 could be construed by a regulator as transaction-based compensation to an unregistered broker dealer.

The SEC could characterize certain payments made by us to consultants as compensation to unregistered broker dealers based on investment proceeds. In the event such payments are characterized as such, we may need to remediate with certain investors introduced to us by any such consultant(s), which investors hold less than five percent of the shares of our common stock outstanding prior to this offering and less than one percent of our common shares following this offering, assuming the offering is consummated on the terms set forth in this prospectus. Such remediation may include offering the affected investors the right to rescind their investment in us. Any of these actions could expose us to liability which may have an adverse effect on our reputation, operating results and financial condition. We estimate the maximum amount of any such remediation costs would be $771,102 plus accrued interest.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We are subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances; or

•        changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

The wording, interpretation and enforcement of existing and future sales, use and excise tax laws by state and local governments could impact sales and income from operations.

We are subject to state and local sales, use and excise tax laws of those states and localities in which we have a sufficient tax nexus. As we expand our operations we will likely be subject to more taxing jurisdictions. In that regard, the wording, interpretation and enforcement of those tax laws by such state or local governments could negatively impact our income and sales in such jurisdictions. Because a state or locality’s wording, interpretation or enforcement of its tax laws may change over time, such as through new legislation, the issuance of new rules, regulations or by court or administrative decisions, or merely from new administrative or audit policies or positions, it cannot be predicted whether or to what extent these changes will be negative to our operations and sales in any such jurisdiction.

An increasing number of states and foreign jurisdictions have considered or adopted laws or administrative practices, with or without notice, that impose new taxes on all or a portion of gross revenue or other similar amounts or impose additional obligations on remote sellers and online marketplaces to collect transaction taxes such as sales, consumption, value added, or similar taxes. In June 2018, the U.S. Supreme Court in South Dakota v. Wayfair, Inc. et al. held that states can require remote sellers to collect state and local sales taxes, which, given the scope of our anticipated operations, could increase the complexity and risks for us to comply with such laws. We may not have sufficient lead time to build systems and processes to collect these taxes properly, or at all. Failure to comply with such laws or administrative practices, or a successful assertion by such states or foreign jurisdictions requiring us to collect taxes where we do not, could result in substantial tax liabilities and could have a material adverse effect on our business, financial condition, operating results and prospects.

We are also subject to U.S. (federal and state) and foreign laws, regulations and administrative practices that require us to collect information from our customers, vendors merchants, and other third parties for tax reporting purposes and report such information to various government agencies. The scope of such requirements continues to expand, requiring us to develop and implement new compliance systems. Failure to comply with such laws and regulations could result in significant penalties and could have a material adverse effect on our business, financial condition, operating results and prospects.

Risks Related to This Offering and Ownership of our Common Stock

There has been no public market for our common stock prior to this offering, and an active market in which investors can resell their shares of our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which an active market for our common stock will develop or be sustained after this offering, or how the development of such a market might affect the market price of our common stock. The initial offering price of our shares in this offering has been agreed to between us and the underwriters based on a number of factors, including market conditions in effect around the time of this offering, and it may not be in any way indicative of the price at which the shares our common stock will trade following the completion of this offering. Investors may not be able to resell their shares of our common stock at or above the initial offering price.

Our founder, Chief Executive Officer, President, and Chairman of the board of directors, Samer Tawfik, beneficially owns a majority of our outstanding common stock. As a result, he has substantial voting power in all matters submitted to our stockholders.

Our founder, Chief Executive Officer, President, and Chairman of the board of directors, Samer Tawfik, beneficially owns approximately 41.66% of our outstanding common stock prior to this offering, and will own approximately 30.89% of our outstanding common stock following this offering, assuming he does not purchase any shares in this offering. However, Mr. Tawfik has indicated an interest in purchasing up to $2,750,000 of additional shares of common stock in this offering, although indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to not sell shares to Mr. Tawfik, or Mr. Tawfik could determine not to purchase shares in this offering. In any case, he has substantial voting power in all matters submitted to our stockholders for approval including:

•        election of our board of directors;

•        removal of any of our directors;

•        any amendments to our certificate of incorporation or our Bylaws; and

•        adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, Mr. Tawfik’s beneficial stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our Company more difficult, and limit attempts by our stockholders to replace or remove our current management.

Provisions in our Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our Certificate of Incorporation and Bylaws include provisions that:

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships by the affirmative vote of a majority of the directors or stockholders holding at least 66⅔% of the issued and outstanding shares of common stock;

•        provide that directors may only be removed by the majority of the shares of voting stock then outstanding;

•        require a two-thirds majority of all directors who constitute the board of directors or a 75% majority voting of all holders of common stock to adopt, amend or repeal any and all provisions of our Bylaws;

•        provide different term limits to the directors of the Company according to their classification;

•        require 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in election of directors to amend, alter or repeal, or adopt any provision inconsistent with certain sections of our Certificate of Incorporation;

•        eliminate the ability of our stockholders to call special meetings of stockholders; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of our capital stock for a period of three years following the date on which the stockholder became a 15% stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

The market price of our common stock may fluctuate, and you could lose all or part of your investment.

The price of our common stock may decline below the initial offering price our common stock following this offering. The stock market in general, and the market price of our common stock, will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant negative impact on the future market price of our common stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

•        actual or anticipated variations in our periodic operating results;

•        increases in market interest rates that lead investors of our common stock to demand a higher investment return;

•        changes in earnings estimates;

•        changes in market valuations of similar companies;

•        actions or announcements by our competitors;

•        adverse market reaction to any increased indebtedness we may incur in the future;

•        additions or departures of key personnel;

•        actions by stockholders;

•        speculation in the media, online forums, or investment community; and

•        our intentions and ability to list our common stock on Nasdaq and our subsequent ability to maintain such listing.

Upon the completion of this offering, we will become a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act.

Upon the completion of this offering, we will become a public reporting company under the Exchange Act. We may elect to publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies which may make our common stock less attractive to investors, including but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;

•        taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•        being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•        being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years; although, we would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Accordingly, for so long as we report as an emerging growth company, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

You will experience immediate and substantial dilution as a result of this offering.

As of September 30, 2019, our net tangible book value was approximately $4,400,000, or $0.73 per share. Since the effective price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $5.50 per share of common stock being sold in this offering, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and our net tangible book value per share as of September 30, 2019, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.68 per share (or $3.55 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the common stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a non-accelerated filer or no longer an emerging growth company if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

We may not be able to satisfy listing requirements of Nasdaq or obtain or maintain a listing of our common stock on Nasdaq.

If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments, and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or, together, our securities, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our securities, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In connection with this offering, the Company will enter into a lock-up agreement that prevents it, subject to certain exceptions, from offering additional shares of capital stock of the Company for up to one hundred and eighty (180) days after the date of this prospectus, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could materially differ from those projected in, or implied by, the forward-looking statements due to a variety of factors, including, but not limited to:

•        our dependence upon external sources for the financing of our operations ;

•        our ability to effectively execute our business plan;

•        our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform;

•        our ability to manage the growth of our operations over time;

•        our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•        our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and

•        our ability to compete and succeed in a highly competitive and evolving industry.

Although the forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this prospectus or otherwise make public statements updating our forward-looking statements.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

INDUSTRY AND MARKET DATA

Certain market and industry data included in this prospectus, including data concerning the automobile market, is derived from information provided by third-party market research firms, third-party financial or analytics firms, or public sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. The market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $10,400,000 from this offering (or approximately $12,004,249 if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $5.50 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus. We intend to use these net proceeds for our strategic acquisitions, to build our vehicle inventory, for working capital and other general corporate purposes.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $1,923,636, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1,000,000 shares of common stock offered by us in this offering would increase or decrease the net proceeds that we receive from this offering by approximately $5,060,000, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them.

Amount
Strategic acquisitions	$2,080,000
Vehicle inventory	$2,459,600
Working capital	$5,860,400
Total use of proceeds	$10,400,000

In the event that the underwriters exercise the over-allotment option, we intend to use such net proceeds (up to $12,004,249) for our strategic acquisitions, to build our vehicle inventory, for working capital and other general corporate purposes.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our board of directors may decide, at its discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

•        on an actual basis;

•        on a pro forma basis to reflect the sale of 2,090,909 shares by us in this offering at an assumed price to the public of $5.50 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $10,400,000 after deducting (i) Underwriter commissions of $805,000 and (ii) our estimated other offering expenses of $295,000; and

•        on a pro forma basis to reflect the sale of 2,404,545 shares by us in this offering, assuming the underwriters elect to exercise the over-allotment option in full, at an assumed price to the public of $5.50 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $12,004,249 after deducting (i) Underwriter commissions of $925,750 and (ii) our estimated other offering expenses of $295,000.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our common stock and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Offering (2,090,909 Shares)

	Actual(1)	Pro Forma Offering Amount (Unaudited)(2)	Pro Forma Offering Amount including Over- Allotment(2)
Cash and Cash Equivalents	$2,073,672	$12,473,672	$14,077,921
Stockholders (deficit) equity:
Common Stock, $0.00001 par value per share, 100,000,000 shares authorized(1)	$61	$81	$84
Additional Paid-in Capital	$16,366,270	$25,507,934	$27,112,180
Treasury Stock	$(658,350)	$(658,350)	$(658,350)
Accumulated deficit	$(10,028,163)	$(10,028,163)	$(10,028,163)
Total Stockholders’ Equity	$5,679,818	$14,821,502	$16,425,751
Total Capitalization	$5,679,818	$14,821,502	$16,425,751

____________

(1)      6,001,639 shares of common stock issued and outstanding actual as of September 30, 2019.

(2)      The outstanding number of shares of common stock after the completion of the offering was derived from 6,001,639 shares of common stock outstanding as of November 18, 2019 plus the offering share amounts.

Each $1.00 increase (decrease) in the assumed offering price per share of $5.50, assuming no change in the number of shares to be sold, would increase (decrease) the net proceeds that we receive in this offering and each of total stockholders’ equity and total capitalization by approximately $1,923,636 (or $2,215,318 if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us. Similarly, an increase (decrease) of one million shares of our common stock offered by us in this offering, assuming no change in the offering price, would increase (decrease) the new proceeds that we receive in this offering and each of total stockholders’ equity and total capitalization by approximately $5,060,000, after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us.

The table above excludes the following shares:

•        1,500,000 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan;

•        380,500 shares of common stock issuable upon the exercise of options (of which 237,584 have vested) at a weighted average exercise price of $4.27 as of September 30, 2019;

•        Up to 313,636 shares of common stock issuable upon exercise of the representative’s warrants in connection with this offering; and

•        Approximately 44,360 shares of common stock that may be issued by us upon conversion of the 6-month notes (assuming no interest is paid on the 6-month notes) as of September 30, 2019.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of our common stock sold in this offering exceeds the pro forma net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value of our common stock as of September 30, 2019 was approximately $4.4 million, or approximately $0.73 per share.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of 2,090,909 shares of our common stock in this offering at an assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2019 would have been approximately $14.8 million or approximately $1.82 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.09 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $3.68 per share to purchasers of our common stock in this offering, as illustrated in the following table.

The following table illustrates the estimated dilution on a per Share basis:

Assumed initial public offering price per Share	$5.50
Net tangible book value per Share as of September 30, 2019	$0.73
Increase in net tangible book value per Share after this offering	$1.09
Pro forma net tangible book value per Share after this offering	$1.82
Dilution in net tangible book value per Share to new investors	$(3.68)

If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $1.95 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of common stock in this offering would be $3.55 per share.

The following table sets forth, assuming the sale of 2,090,909 shares of our common stock in this offering, as of September 30, 2019, the total number of shares of common stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of common stock, before deducting estimated underwriter commissions, offering expenses and the repayment of the amount outstanding under the revolving credit facility, in each case payable by us. As the table shows, new investors purchasing shares of our common stock in this offering may in certain circumstances pay an average price per Share substantially higher than the average price per share paid by our existing stockholders.

September 30, 2019	Number of Shares	Purchased Percentage	Total Consideration Amount	Total Consideration Percent	Average Price Per Share
Existing Stockholders	6,001,639	74.2%	$15,664,278	57.7%	$2.61
New Investors	2,090,909	25.8%	$11,500,000	42.3%	$5.50
Total:	8,092,548	100.0%	$27,164,277	100.0%

A $1.00 increase (decrease) in the assumed public offering price of $5.50 per share assuming the number of shares of our common stock offered by us remains the same and after deducting estimated underwriter commissions and offering expenses payable by us would increase (decrease) our pro forma net tangible book value (deficit), as adjusted to give effect to this offering, to $2.06 per share ($2.21, if the underwriters exercise the over-allotment option in full). A $1.00 increase in the assumed public offering price of $5.50 per share would increase the dilution to new investors by $0.76 per share ($0.74, if the underwriters exercise the over-allotment option in full).

Similarly, an increase (decrease) of one million shares of our common stock offered by us assuming the public offering price of $5.50 per share remains the same and after deducting estimated underwriter commissions and offering expenses payable by us would increase (decrease) our pro forma net tangible book value (deficit), as adjusted to give effect to this offering, to $2.18 per share ($2.28, if the underwriters exercise the over-allotment option in full). In addition, a 1 million share increase would decrease the dilution to new investors by $0.36 per share. ($0.33, if the underwriters exercise the over-allotment option in full).

The tables above exclude the following shares:

•        1,500,000 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan;

•        380,500 shares of common stock issuable upon the exercise of options (of which 237,584 have vested) at a weighted average exercise price of $4.27 as of September 30, 2019;

•        Up to 313,636 shares of common stock issuable upon exercise of the representative’s warrants in connection with this offering; and

•        Approximately 44,360 shares of common stock that may be issued by us upon conversion of the 6-month notes (assuming no interest is paid on the 6-month notes) as of September 30, 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our Company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

LMP Automotive Holdings, Inc., through its subsidiaries, currently offers our customers the opportunity to buy, sell, rent, and subscribe for, and obtain financing for automobiles both online and in person.

We describe our business model as “Buy, Rent or Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Rent or Subscribe” by either renting automobiles to our customers or allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. We “Sell” our inventory, including automobiles previously included in our rental and subscription programs, to customers as well, and then we hope to “Repeat” the whole process.

Recent Developments

Reorganization

The Company was incorporated under the laws of Delaware in December 2017. Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, contributed one hundred percent (100%) of the equity interests in each of LMP Motors.com, LLC and LMP Finance, LLC into the Company in December 2017, and in January 2018, 601 NSR, LLC and LMP Automotive Holdings, LLC made the Company their sole member. As a result of the reorganization, the Company now owns one hundred percent (100%) of the equity in each of these four entities. LMP Motors.com, LLC currently operates our automobile sales business. LMP Finance, LLC currently operates our rental and subscription business. 601 NSR, LLC and LMP Automotive Holdings, LLC were formed to enter into future potential strategic acquisitions, but are currently inactive. As a result of the reorganization, Mr. Tawfik received 15,750,000 shares of common stock and ST RXR Investments, Inc., a company wholly owned and controlled by Mr. Tawfik, received 5,250,000 shares of common stock.

Private Placement Offerings

In February 2018, we completed a private placement offering, pursuant to which we sold 2,858,030 shares of our common stock, at a purchase price of $3.33 per share, for an aggregate purchase price of $9,517,239.

From June 2018 through October 2018, we sold an aggregate of 787,264 shares of our common stock, in a private placement offering, at a purchase price of $4.75 per share, for an aggregate purchase price of $3,739,505.

During the second and third quarters of 2018, we issued the 6-month notes in an aggregate principal amount of $1,448,965, pursuant to a private placement offering. The 6-month notes bear interest at 4% per annum and mature six (6) months from the date of issuance, at which time the principal and any accrued but unpaid interest shall be due and payable. The holders of the 6-month notes may, at any time prior to the maturity date, convert the 6-month notes (and accrued interest) into shares of our common stock by dividing (a) the outstanding principal balance and unpaid accrued interest under the applicable 6-month note on the date of conversion by (b) $4.75 (subject to adjustment as provided in the 6-month notes). Based on the terms of the conversion rights, we did not recognize a beneficial conversion discount.

During the fourth quarter of 2018, we repaid one of the 6-month notes in the principal amount of approximately $285,015, leaving a balance on the remaining 6-month notes of approximately $1,164,000, plus accrued interest, at December 31, 2018.

During the six months ended June 30, 2019, we repaid eight of the 6-month notes in the principal amount of $962,000, leaving a balance of $201,950, plus accrued interest.

During the second quarter of 2019, we extended certain of the 6-month notes that became due. Two of the 6-month notes in the amount of approximately $45,000 were extended to August 14, 2019, two in the amount of approximately $135,950 were extended to September 17, 2019, and another one in the amount of approximately $21,000 was extended to December 15, 2019.

The total outstanding principal balance on the remaining 6-month notes as of September 30, 2019 was $201,950, plus accrued interest.

In connection with the private placement offerings, each of the investors executed a stockholders’ agreement. The stockholders’ agreement contains, among other things, certain restrictions on the ability of such investors to freely transfer shares of our common stock, as well as customary drag-along rights and tag-along rights, and such agreement terminates upon the consummation of this offering. In connection with this offering, we are soliciting lock-up agreements from all of our current shareholders whereby they will agree, for a period of 180 days after the date of this prospectus, not to directly or indirectly:

•        offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or

•        enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise; or

•        sell, agree to sell, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of our securities; or

•        establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any of our securities;

•        make any demand for or exercise any right with respect to, the registration of any of our securities; or

•        otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of securities, whether or not such transaction is to be settled by delivery of our securities, other securities, cash or other consideration; or

•        publicly announce an intention to do any of the foregoing.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Revenue Recognition

Used Vehicle Sales Revenue

Our business consists of retail and wholesale sales of used vehicles and integrated services to customers. Sales are originated in-person, telephonically or via our website. We offer a home delivery service so that the Company delivers the vehicle to the place agreed with the client. We also sell used vehicles in auctions.

We recognize revenue when we satisfy a performance obligation by transferring control of a vehicle to a customer. The prices of the vehicles are stated in our contracts at stand-alone selling prices which are agreed upon with our customer prior to delivery. We satisfy our performance obligation for used vehicle sales upon delivery when the transfer of title, risks and rewards of ownership and control pass to the customer. We recognize revenue at the agreed-upon price stated in the contract, including any delivery charges. In addition, any noncash consideration received from a customer (i.e., trade-in vehicles) are recognized at fair value. Customer payment has been received or 3rd-party financing has been confirmed prior to vehicle transfer. We collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Subscription Revenue

We offer a vehicle subscription plan where a customer will pay a monthly fee in exchange for access to a vehicle. Our subscriptions include monthly swaps, scheduled maintenance and upkeep, license and registration and in most cases roadside assistance. Customers have the flexibility to up-or-downgrade a vehicle monthly, with the vehicle payment adjusted accordingly. There is an activation payment at subscription inception that varies based upon the monthly payment of the selected vehicle. Monthly vehicle payments are dependent upon the vehicle selected by the customer.

We recognize revenue when we satisfy a performance obligation by transferring control of a vehicle to a customer under a subscription contract. The prices of the vehicles are stated in our contracts at stand-alone subscription prices, which are agreed upon with the customer prior to delivery. We satisfy our performance obligation for monthly subscription payments upon delivery to the customer and in each subsequent month the customer retains possession of the vehicle. We recognize revenue at the agreed-upon price stated in the contract in the month earned.

We also receive a one-time, non-refundable payment as an activation fee to our vehicle subscription program. This fee is deferred and amortized to income monthly over the term of the subscription.

Customer payment has been received prior to initial vehicle transfer and on each monthly recurring anniversary date. We collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Rental Revenue

We recognize vehicle rental income over the period the vehicle is rented. Performance obligations associated with vehicle rental transactions are satisfied over the rental period. Rental periods are short term in nature. Performance obligations associated with rental related activities, such as charges to the customer for the fueling of vehicles and value-added services such as loss damage waivers, navigation units, and other ancillary products, are also satisfied over the rental period.

Payments are due from customers at the time of reservation. Additional charges incurred by the customers are collected at the time of vehicle return. We collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Accounts Receivable

We carry our accounts receivable at cost. The terms of our accounts receivable require payment upon receipt. We establish an allowance based on our management’s assessment of the creditworthiness of the customers, the aged basis of the receivables, as well as current economic conditions and historical information. Management has determined that no allowance for uncollectible accounts for accounts receivable were necessary at September 30, 2019 or December 31, 2018.

Stock-Based Compensation

We recognize the cost of services received in exchange for awards of stock options in accordance with ASC 718 “Stock Compensation”, based on the fair value of those awards at the date of grant over the requisite service period, which generally is the vesting period of the award. We use the Black-Scholes option pricing model to determine the fair value of stock option awards.

Income Taxes

We account for income taxes under ASC 740 “Income Taxes” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of the Financial Accounting

Standards Board (“FASB”) Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Per Share Information

We compute net loss per share accordance with FASB ASC 205 “Earnings per Share.” FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Fair Value of Financial Instruments

Our financial instruments consist of cash, prepaid expenses, payables, accrued expenses and notes payable. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. We consider the carrying values of our financial instruments in the consolidated financial statements to approximate fair value, due to their short-term nature.

Inventory

Our inventory consists of automobiles, which are valued at the lower of cost or market, with cost determined by specific identification and with market defined as net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventories at September 30, 2019 and December 31, 2018 are recorded based on perpetual inventory records.

We periodically review our automobile inventory to determine whether any inventories have become obsolete or have declined in value, and record a charge to operations for known and estimated inventory obsolescence.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, ranging from 5 to 7 years.

Valuation of Long-Lived Assets

We periodically evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Leases

We adopted ASU No. 2016-02, Leases (“Topic 842”) using the modified retrospective adoption method with an effective date of January 1, 2019. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments. The adoption of the new lease standard had a significant impact on our Consolidated Balance Sheets but did not have a significant impact on our lease classification or a material impact on our Consolidated Statements of Operations and liquidity.

In order to calculate our lease liability, we make certain assumptions related to lease term and discount rate. For lease terms, we evaluate renewal options. When available, we use the rate implicit in the lease to discount lease payments to present value. However, our lease does not provide a readily determinable implicit rate. Therefore, we estimate the rate to discount lease payments based on the 5-year Treasury constant maturity rate on the date of the commencement of the lease.

Results of Operations

Comparison of the Nine Months Ended September 30, 2019 and 2018

Revenues and Costs of Revenues

We generated total revenues of $7,826,114 for the nine month period ended September 30, 2019, including rental and subscription revenue of $328,836 and $930,669, respectively, as compared with total revenues of $10,847,981, including rental and subscription revenue of $265,513 and $113,442, respectively, during the comparative nine month period ended September 30, 2018, a decrease of $3,021,867. The decrease mainly was due to the decrease in our vehicle sales, offset by increases in our subscription and rental segments of the business.

Costs of revenues were $8,221,014 for the nine months ended September 30, 2019, including subscription and rental costs of $994,381, resulting in a negative gross margin of $394,900. Costs of revenues were $11,771,382 for the nine months ended September 30, 2018, including subscription and rental costs of $453,604, resulting in a negative gross margin of $923,401. This resulted in an decrease in cost of revenues over the nine month period of $3,550,368 and resulted in a decrease in negative gross margin of $528,501. The decrease in cost of revenues is mainly due to the decrease in our vehicle sales, offset by increases in our subscription and rental segments of the business. We have sustained negative gross margins mainly due to the vehicle depreciation and sales of vehicles at losses in order to generate immediate cash to fund the payments on the convertible notes, our common stock repurchases, and to fund monthly overhead costs. However, the gross margin percentage has increased from a negative 9% for the nine months ended September 30, 2018 to a negative 5% for the nine months ended September 30, 2019.

Selling, General and Administrative Expenses

We incurred SG&A expenses of $2,041,159 during the nine months ended September 30, 2019, an increase of $148,246 as compared with $1,892,913 incurred during the nine months ended September 30, 2018. The increase is related to the overall increases in the rental & subscription segments of the business in 2019 compared to minimal operations in the nine months ending September 30, 2018.

Acquisition, Consulting, and Legal Expenses

We incurred acquisition, consulting, and legal expenses of $861,156 during the nine months ended September 30, 2019, as compared to $289,949 during the nine months ended September 30, 2018, an increase of $571,207. The increase during 2019 is mainly due to the increased use of outside consultants and legal fees in anticipation of our initial public offering.

Net Losses

We sustained net losses of $3,457,656 and $3,587,855 for the nine months ended September 30, 2019 and 2018, respectively, for the reasons described above.

Plan of Operations

Our operations have been limited to date. We recently submitted an Form S-1 Registration Statement with the SEC for an initial public offering to raise between $16,000,000 and $18,000,000. Our plan of operations following the offering is to use the net proceeds from the offering for our strategic acquisitions, to build our vehicle inventory, for working capital and other general corporate purposes.

Liquidity and Capital Resources

Cash Flow Activities

Cash increased $1,649,520 from $424,152 at December 31, 2018 to $2,073,672 at September 30, 2019, and increased $1,082,431 from $217,360 at December 31, 2017 to $1,299,792 at September 30, 2018, due to the following reasons:

Operating Activities

We generated $125,538 in cash flows from operating activities during the nine months ended September 30, 2019, as compared to $12,408,283 of cash used during the nine months ended September 30, 2018. Although we incurred net losses of $3,457,656 and $3,587,855 during the nine month periods ended September 30, 2019 and 2018, respectively, the change was primarily due to a decrease in inventory of $2,668,723 during 2019, offsetting the net loss, as compared to an increase in inventory of $9,786,935 in 2018, resulting in net cash used during the period.

Investing Activities

We used $103,030 and $453,980 of cash flows in investing activities during the nine months ended September 30, 2019 and 2018, respectively. We continue to purchase new property and equipment and capitalize software development costs as part of our business plan to grow the company.

Financing Activities

We generated $1,627,012 of cash flows in financing activities during the nine months ended September 30, 2019, as compared to $13,944,694 generated during the nine months ended September 30, 2018. During 2019, we borrowed $3,200,000 on our line of credit (offset by $1,949,000 repayments to our line of credit and certain convertible notes), we borrowed approximately $1,326,000 on a vehicle floorplan facility and notes and repurchased stock for $678,780, whereas during the same period in 2018, we received cash of $13,256,534 from the issuance of stock and $1,448,965 from the issuance of convertible notes.

Use of Cash and Cash Requirements

During the fourth quarter of 2018 and in the first quarter of 2019, we sold certain fleet vehicles to make payments on convertible notes and fund our common stock repurchases, as well as to fund our monthly recurring overhead.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Revenues

We generated revenues of $16,610,786 for the year ended December 31, 2018 from the sales of pre-owned vehicles from our website and Plantation, Florida location, in addition to rental and subscription revenue, as compared with revenues of $3,759,031, during the comparative year ended December 31, 2017, an increase of $11,955,480. The increase was mainly due to our ability to fulfill more transactions that come from greater brand acceptance of our platform due to continuing expenditures in marketing and sales. Revenues in 2018 include $539,952 from our rental program and $356,323 from our subscription program, which commenced in 2018.

Costs of revenues were $18,567,775 for the year ended December 31, 2018, resulting in a negative gross margin of $1,956,989. These costs included $889,388 of costs of revenues for rental revenues and subscription fees in 2018. Costs of revenues for the comparative year ended December 31, 2017 were $3,994,079, resulting in a negative gross margin of $235,048 due to test marketing and incentive pricing.

Selling, General and Administrative Expenses

We incurred SG&A expenses of $3,278,051 during the year ended December 31, 2018, an increase of $2,163,942 as compared with the amount incurred during the year ended December 31, 2017 of $1,114,109. The increase in SG&A expenses is a result of increases in payroll and other administrative costs to support our increase in revenues and overall business activity during 2018.

Depreciation

We incurred depreciation expenses of $45,505 during the year ended December 31, 2018, as compared to $29,291 during the year ended December 31, 2017, an increase of $16,214. This increase is due to the purchase of significant fixed assets during the year, especially in furniture and leasehold improvements as we moved locations in March, 2018 and performed remodels for both the Plantation, FL and the Miami Beach, FL locations.

Net Losses

We sustained net losses of $6,490,293 and $1,423,662 for the years ended December 31, 2018 and 2017, respectively, for the reasons described above.

Liquidity and Capital Resources

Cash Flow Activities

As of December 31, 2018, we had an accumulated deficit of $6,552,886. We have incurred net losses since inception, and have funded operations primarily through sales of our common stock, issuance of debt and a related party line of credit. As of December 31, 2018 we had $424,152 in cash.

The following table sets forth the primary sources and uses of cash for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017
Net cash used in operating activities	$(13,472,142)	$(4,617,347)
Net cash used in investing activities	(437,957)	(214,950)
Net cash provided by financing activities	14,116,891	4,728,755
Net increase (decrease) in cash	206,792	(103,452)

Operating Activities

Net cash used in operating activities was $13,472,142 as compared to $4,617,347 for the years ended December 31, 2018 and 2017, respectively. The $8,854,795 increase in net cash used in operating activities was primarily due to an increase in purchases of vehicles in inventory and a larger net loss for the year ended December 31, 2018, as compared to December 31, 2017.

Investing Activities

Net cash used in investing activities was $437,957 as compared to $214,950 for the years ended December 31, 2018 and 2017, respectively. The $223,007 increase in net cash used in investing activities was due to larger purchases of property and equipment in 2018, two location remodels and purchases of software included in intangible assets.

Financing Activities

Net cash provided by financing activities was $14,116,891 as compared to $4,728,755 for the years ended December 31, 2018 and 2017, respectively. The $9,388,136 increase in net cash provided by financing activities was primarily due to cash received from the issuance of common stock of $13,256,534 during the year ended December 31, 2018, as compared to cash contributed from shareholders of $3,637,255 during the year ended December 31, 2017. In 2018 the Company also issued $1,448,965 in 6 month, 4% convertible notes.

Consolidation of Operations

In 2019 we discontinued our Miami Beach, FL rental operations and consolidated these operations with our Plantation, FL operation. As a result, two leases that approximated $415,000 per year were terminated and we reduced staff by eight employees whose salaries approximated $356,000 in an effort to reduce overhead expenses.

Sources of Capital

From inception to December 31, 2017 we have funded our activities through capital contributions from Mr. Tawfik and issuances of notes payable to related parties.

We currently do not have any firm commitments by third parties to provide long-term funding.

In January 2018, we entered into a $1,500,000 revolving line of credit (the “Revolving Credit Facility”) with ST RXR, which is owned and controlled by our founder, Chairman, President and Chief Executive Officer, pursuant to a Revolving Line of Credit Agreement (the “LOC Agreement”). In September 2019 the LOC Agreement was amended and the line of credit was increased to $4,000,000. At September 30, 2019, approximately $4,000,000 was outstanding under the Revolving Credit Facility. The LOC Agreement expires on the earlier of written demand or May 21, 2020, as defined in the agreement.

From January 1 through September 30, 2018, we received an aggregate of $14,705,499 through the (i) issuances of the 6-Month Notes payable in the principal amount of $1,448,965, (ii) issue and sale of an aggregate of $9,517,239 of our Common Stock, at a purchase price of $3.33 per share, and (iii) issue and sale of an aggregate of $3,739,294 of our Common Stock, at a purchase price of $4.75 per share, each pursuant to a private placement offering to accredited investors.

During the first and second quarters of 2019, the Company purchased an aggregate of 138,600 shares of its Common Stock from four (4) shareholders at an aggregate price of $4.75 per share, or $658,350. These shares are currently held in treasury. During the quarter ended September 30, 2019, the Company’s CEO retired 18,500,000 beneficially owned common shares of stock for no value. In addition, four non-accredited investors were refunded a total of $20,430, which cancelled 5,055 shares. Total outstanding common shares after the share retirement and refunds was 6,001,639.

During the fourth quarter of 2018, the Company repaid one of the 6-Month Notes in the principal amount of approximately $285,015, leaving a balance of approximately $1,164,000, plus accrued interest, at December 31, 2018. During the nine months ended September 30, 2019, the Company repaid eight of the 6-Month Notes in the principal amount of $962,000, leaving a balance of $201,950, plus accrued interest. During the second and third quarters of 2019, the Company extended three of the 6-Month Notes in the aggregate amount of approximately $45,000 to November 14, 2019, and four of the 6-Month Notes in the aggregate amount of approximately $156,950 to December 15, 2019.

We believe short-term liquidity and short-term capital resources will cover cash needs in the future. When combined with expense reductions through consolidation of our operations, as previously discussed, cash on hand, increasing inventory through borrowings on vehicle financing and/or our line of credit and revenues will be sufficient to cover out day-to-day operating expenses and material commitments over the next 12 months.

Contractual Commitments

Commitments to Purchase Vehicles

In 2018, we have entered into a letter agreement with an importer of new BMW and MINI automobiles which has expired and the remaining balance for vehicles to be delivered is approximately $530,000 as of September 30, 2019.

In the second quarter of 2019, Mercedes-Benz Financial approved $3.5 million for our subscription and rental fleet inventory purchases. In September 2019 we purchased vehicles totaling approximately $1,250,000 under a Note and Security Agreement with 10% cash down payment and the remaining $1,130,000 financed over 36 months at an interest rate of 4.89%.

In the third quarter of 2019, NextGear Capital approved a $250,000 vehicle floorplan line. As of September 30, 2019 the outstanding principal balance was $194,965.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

BUSINESS

Our Mission

Our goal is to provide an e-commerce and facilities-based retail platform for consumers who desire to buy, sell, rent, subscribe for or finance pre-owned and new automobiles. We seek to provide our customers with a simple, convenient, transparent and pleasant retail experience. In addition to our current operations launched in 2017, we intend to seek strategic acquisitions of pre-owned and new automobile dealerships and car rental companies in order to facilitate efficient growth.

Our Current Business

LMP Automotive Holdings, Inc., through its wholly owned subsidiaries, currently offers our customers the opportunity to buy, sell, rent and subscribe for, and obtain financing for automobiles both online and in person.

We describe our business model as “Buy, Rent or Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Rent or Subscribe” by either renting automobiles to our customers or allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. We “Sell” our inventory, including automobiles previously included in our rental and subscription programs, to customers as well, and then we hope to “Repeat” the whole process.

We believe we offer a stress-free and user-friendly experience, either directly or through arrangements with third parties, that enables consumers to efficiently:

–	Browse and purchase a vehicle	–	Subscribe for a vehicle(s)
–	Rent a vehicle	–	Sell or trade-in vehicles
–	Obtain pre-approval for financing (through third parties)	–	Buy extended warranties (through third parties)
–	Schedule deliveries and pick-ups (typically through third parties)

Our platform is designed to streamline the automobile transaction value chain by digitizing a substantial part of the sales and transaction process. We believe this will enhance the consumer experience by creating operational efficiencies designed to improve our financial and business performance. We also intend to centralize sales, title, tag, finance, insurance and logistics operations in order to create additional financial and operational benefits, as well as a positive consumer experience. We believe that bringing more of the vehicle shopping and transaction experience online will provide consumers with a broader range of purchase, rental and subscription options while eliminating time spent in negotiation and haggling.

We commenced our operations in the first quarter of 2017. Currently we only offer sales of pre-owned automobiles, and rentals and subscriptions for both pre-owned and new automobiles. As of July 24, 2019, our inventory consisted of 215 automobiles in total. Of those, 128 were subscribed and in use by customers, 20 were out on rent in use by customers, 40 were on premise and available for subscription and rental consumers and 27 were held for sale on premise. Our current facility is approximately 8,771 square feet on 1.25 acres of land. Our facility contains storage for ten vehicles on the interior and up to 90 on the exterior. We believe over 90% of our fleet will be rented and subscribed and in use by customers and we can facilitate over 1,000 subscribers using our current facility.

The Company was incorporated under the laws of Delaware in December 2017. Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, contributed one hundred percent (100%) of the equity interests in each of LMP Motors.com, LLC and LMP Finance, LLC into the Company in December 2017, and in January 2018, 601 NSR, LLC and LMP Automotive Holdings, LLC made the Company their sole member. As a result of the reorganization, the Company now owns 100% of the equity in each of these four entities. LMP Motors.com, LLC currently operates our automobile sales business. LMP Finance, LLC currently operates our rental and subscription business. 601 NSR, LLC and LMP Automotive Holdings, LLC were formed to enter into future potential strategic acquisitions, but are currently inactive.

Industry Overview

We believe that the following are the current key drivers of growth for the automobile industry:

•        Economic Drivers.    Consumer confidence and employment are currently at a 17-year high1, which we believe will lead to continued growth in consumer spending, including increased spending on automobiles.

•        Emerging Technologies and Disruptive Business Models.    We believe the U.S. automobile industry is rapidly evolving through the adoption of new technologies and disruptive business models, which we believe is driven primarily by consumer expectations and demands for a better purchasing experience.

•        Off-Lease Vehicles.    The number of off-lease vehicles has grown from 2.0 million in 2014 to 3.4 million in 20183. We believe that the off-lease vehicle market can provide a steady supply of high-quality automobiles that will offer consumers a viable alternative to the new-vehicle market. We expect that this will result in increased competition with the new vehicle market.

•        Subscription Market.    We believe the subscription model has been widely adopted in several different sectors, such as consumer goods, streaming media and data cloud services. Driven by consumer demand, the automobile industry has begun adopting a subscription model as an alternative to ownership and leasing. Although we believe that vehicle ownership will continue to dominate the industry, we expect that the auto subscription segment will grow steadily.

•        Pre-Owned Automobile Sales Market.    America’s automobile industry is one of the most powerful engines driving the U.S. economy4. According to the Cox Automotive 2018 Used Car Market Report & Outlook, in 2018, approximately 39.5 million pre-owned vehicles are expected to be sold, up from 39.3 million pre-owned vehicles sold in 2017, with an average price, according to Edmund.com, of approximately $19,500. New vehicle sales fell by approximately 2% from 2017.

____________

1        Bloomberg “U.S. Consumer Confidence Is at 17-Year High”, February 27, 2018

3        Edmunds Used Car Report 2018

4        Auto Alliance https://autoalliance.org/economy/

Average Pre-Owned Vehicle Transaction Price
(in thousands)
$20.0
$18.0
$16.0
$14.0
$16.7
$17.0
$17.7
$18.6
$19.2
$19.5
2012
2013
2014
2015
2016
2017

Pre-Owned Vehicle Sales
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
-
2012
2013
2014
2015
2016
2017
Total Sales
Franchise Used
CPO

Source: Edmunds.com

The pre-owned automobile retail industry is highly fragmented. Currently, there are approximately 43,000 used automotive dealerships in the U.S., with the largest dealer comprising approximately 1.7% of the market in the United States2. The top 100 pre-owned auto dealers collectively account for approximately 7.0% of the U.S. market according to Edmunds.com and Automotive News.

We believe that the traditional pre-owned auto dealership model is cost intensive, operationally challenging and difficult to scale. In general, providing full service to a customer requires inspection, repair, reconditioning and showroom facilities, as well as inventory sourcing and financing capabilities, substantially all of which are done at each dealership location. All of these services require a substantial initial investment.

Historically, consumers would research and shop for automobiles using a combination of print and broadcast media, or by visiting local dealerships. However, we believe this paradigm is shifting, as consumers are now increasingly relying on the Internet to research automobiles, compare pricing and financing options, estimate trade-in values, and even complete transactions. According to the 2018 Cox Automotive Car Buyer Journey, today’s average vehicle buyer spends 60% of their time online researching and shopping for an automobile, or almost nine hours.

We believe that consumers have also become comfortable conducting their retail purchases of higher-priced products such as consumer electronics and home furnishings through the Internet. According to the U.S. Census Bureau, 10.5% of total retail sales in the U.S. in the fourth quarter of 2017 were completed online. We believe that similar trends are emerging in the automobile industry, as consumers are interested in e-commerce solutions for their pre-owned automobile purchasing needs. According to Capgemini’s 2017 Cars Online Trend Study, 80% of U.S. vehicle buyers would consider completing their entire automobile purchase online if given the opportunity.

Traditionally, the process of purchasing an automobile has been lengthy and involved. On average, consumers spend three hours in the dealership to purchase a vehicle, with more than half of that time spent negotiating and completing paperwork. Through our e-commerce and facilities based platform, we believe that we broaden the consumer’s access to the pre-owned automobile market, boost transaction efficiency, more effectively facilitate supply and demand matching, and modernize traditional transaction processes.

____________

2        Carvana 2018 Annual Report Form 10-K & Introduction to Carvana March 2019

We believe automobile-related companies that operate through an Internet-based business model are demonstrating significant growth.

Source: Public filings.

Our Solution

Our hybrid business model combines an e-commerce platform for those wishing to purchase online with the option for a traditional in-person transaction at our physical location. We intend to eventually carry significant inventory at multiple locations throughout the United States, expanding the selection available to consumers. We also offer multiple alternatives for automobile acquisition, including sale (with or without financing), rental and subscription. Management is not aware of any other company currently offering this unique suite of options for consumers. Currently, we operate from one location in Plantation, Florida. We believe that by providing these alternatives, we can be more attractive to potential customers and compete favorably in the marketplace.

We are able to effect sales nationwide, subject to local regulation, whereas existing non-Internet based automotive dealers are generally limited to their local region. Through our platform, either directly or through third parties, consumers can research and identify an automobile, obtain financing and warranty coverage, purchase, rent or subscribe for an automobile, and schedule and arrange for delivery or pick-up, all from their desktop or mobile device or in person at our location.

Our business model can be characterized as “Buy, Rent or Subscribe, Sell, and Repeat.” We believe that a key differentiator to our business will be how this combination of services will enable us to maximize revenue and profits per automobile.

•        Buying.    We purchase pre-owned automobiles primarily through auctions or directly from other automobile dealers. We purchase new automobiles from manufacturers and manufacturer distributors at fleet rates.

•        Rentals.    We believe that renting automobiles in our fleet will enable us to capture incremental revenues from our inventory. In addition, we believe that the average amount of time an automobile remains on a lot prior to its sale ranges from approximately thirty (30) to one hundred and twenty (120) days. By placing a fraction of our automobiles into the rental fleet, we believe we can collect rental fees, as well as ancillary and insurance fees, which enhance our revenue and profit per automobile. We believe that there is growing demand for rental vehicles from drivers utilizing ride sharing services, including Uber and Lyft.

•        Subscriptions.    Offering a subscription service is another key component of our business model. Our subscription service will provide consumers with the ability to access, use and switch automobiles offered in accordance with the terms of the specific subscription package, which includes, in many cases, insurance, registration, and maintenance. We believe that a subscription model will create a recurring stream of revenue consisting of monthly subscription fees, and other ancillary fees, which we believe will enhance our profit per automobile. We believe that there is growing demand for subscription vehicles from ride-sharing service drivers, including Uber and Lyft drivers.

•        Sales.    Sales of pre-owned automobiles are expected to remain the primary driver of our business, and currently represents a significant portion of our revenues. In connection with the sales process, we assist customers with obtaining financing and extended warranty coverage through third-party providers.

Keys to our business strategy:

•        Automobile sourcing and acquisition.    We plan to build and rebuild our inventories through fleet purchases, wholesale auctions, off-lease acquisitions and strategic acquisitions. Acquired automobiles are inspected and detailed, and reconditioned if necessary. Automobiles are then placed into our inventory, and descriptive information is uploaded to our e-commerce platform. We then determine which automobiles will be offered for rental and subscription, and which will be offered for sale.

•        Automobiles.    We offer our consumers the opportunity to buy, rent or subscribe for automobiles built by foreign and domestic manufacturers. Consumers are able to select among sedans, sport utility vehicles, pick-up trucks, convertibles and sports vehicles from brands such as BMW, Mercedes-Benz, Land Rover, Toyota, Nissan, Jeep, Chevrolet, Ford, and GMC.

•        Building large, centralized and clustered points-of-presence in key metropolitan areas throughout the United States.    Our plan is to establish large, centralized brick and mortar points-of-presence through organic development and/or strategic acquisitions of independent and franchised dealerships and car rental companies clustered in key metropolitan areas in order to expand our business. By integrating our platform and services with acquired entities, we seek to quickly and efficiently grow our inventory of automobiles, gain access to new facilities, expand our back-office capabilities and expand our business into new locations.

As illustrated below, we intend to establish large, centralized brick and mortar points-of-presence in key strategic regions in the Southeast, Northeast, Midwest and West regions of the United States.

Planned Strategic Locations
Southeast, Northeast, Midwest and West Regions

•        Additional Revenue.    In addition to revenues from our automobile sales, rental and subscription services, we generate revenue from our customers through the sale of optional ancillary products and services, such as insurance, warranties, fuel charges and toll-passes. In addition, we arrange for our customers to obtain financing and warranty coverage through third parties for the automobiles they purchase. We may receive discounts and commissions for such services.

•        Photography and merchandising.    We photograph the interior and exterior of each automobile featured on our website and provide consumers with a virtual tour and relevant information about the automobile, including a vehicle history report. By providing consumers with detailed information about the automobile, we believe we can generate confidence and trust in our e-commerce platform.

Competition

In our various business segments, we compete with online automotive marketplaces, dealers’ websites, dealers’ physical locations, car rental and subscription companies, and ride-hailing and ride-sharing services. We believe that consumers are focused primarily on the quality of their experience, price and selection. We believe that we compete favorably in each of these areas.

Pre-Owned Vehicle Sales

We compete for consumer visits with other online automotive marketplaces and dealers’ physical locations and websites. We believe we compete for consumers primarily on the basis of the quality of the consumer experience, price and selection. In addition, we are able to access inventory from vehicles previously utilized in our rental and subscription platforms and subsequently offered for sale as pre-owned vehicles on our platforms.

We have also negotiated arrangements to obtain new vehicles directly from certain manufacturers and manufacturer distributors at wholesale, fleet prices. These vehicles initially will be offered in our rental and subscription platforms, and then offered for sale as pre-owned vehicles when the vehicle is ready to be transitioned off of our rental and subscription platforms. We believe this strategy allows us to capture greater total revenue per vehicle than most of our competitors.

Vehicle Rental

According to Auto Rental News, 2017 vehicle rentals in the United States generated approximately $29 billion in revenues. Monthly revenue per unit in 2017 was approximately $1,091, which was an improvement of 6.5% over 2016. We believe that the luxury vehicles offered under our rental program will likely generate revenues at a higher level than this amount, since consumers are willing to pay more to rent these vehicles. In addition to our current locations, we plan to open additional rental locations in close proximity to airports, popular tourist locations, and business centers. We believe this will maximize our opportunity to attract business and leisure travelers who are seeking to rent a luxury vehicle.

We believe that the U.S. vehicle rental industry is characterized by intense price and service competition among global, regional and local players. Competition is based primarily on price, customer service quality, including the usability of booking systems and ease of rental and return, vehicle availability, reliability, rental locations, and product innovation. In addition, we believe that competition is also strongly influenced by advertising, marketing, loyalty programs and brand reputation.

The use of online technology has increased pricing transparency among vehicle rental companies by enabling cost-conscious consumers to more easily price-compare on the Internet. We believe this transparency has further increased the prevalence and intensity of price competition in the industry. We believe we will be able to offer competitive pricing for luxury vehicle rentals because our multiple platforms share overhead synergistically in many cases. We also believe that there exists latent demand for luxury vehicle rentals in the U.S., and that this segment of the rental market has strong growth potential.

Our vehicle rental operations compete primarily with Turo, Sixt Rent a Car; Enterprise Holdings, Inc. which operates the Enterprise, National and Alamo Car rental brands; Hertz Global Holdings, Inc. which operates the Hertz, Dollar and Thrifty brands; Avis Budget Group, Inc., which operates the Avis, Budget and Zipcar brands; and Europcar Group. In addition, there are smaller local and regional vehicle rental companies and ride-hailing and ride-sharing companies that we compete with largely in urban areas.

Vehicle Subscription

The automotive industry has started to adopt a subscription model that offers an alternative to the traditional automotive purchase or lease. Our subscription model enables consumers to avoid the upfront capital requirements, financing costs and long-term contracts associated with buying or leasing. In addition, the subscription model offers the convenience and flexibility of switching vehicles with a monthly fee, which includes, in many cases, insurance, maintenance, servicing and roadside assistance, with a short-term commitment.

Our subscription model is intended to attract consumers that have short-term and frequently changing vehicle needs, desire to switch vehicles regularly, and/or are seeking a convenient alternative to a traditional purchase or lease arrangement. We believe that the subscription market is growing with entrants including vehicle manufacturers such as Hyundai and Ford, and luxury manufacturer and brands including Audi, Volvo, Porsche and BMW. We also compete with companies such as Fair, Clutch, Wyler FastLane, Drive Germain, Mobiliti, and Borrow.

We believe that, as in our rental platform, our shared overhead strategy allows us to offer vehicle subscriptions at competitive rates. We also believe that vehicle subscriptions generally are poised for meaningful growth.

Our Competitive Advantages

We believe our multi-pronged business model is disruptive to the automobile industry, and creates operational efficiencies, multiple revenue streams and scalability, while creating a better consumer experience.

•        Multi-Pronged Business Approach.    We intend to combine our rental, subscription and sales operations in most of our planned facilities. As a result, we expect to achieve operational efficiencies and cost savings.

•        Cycle of “Buy, Rent or Subscribe, Sell and Repeat”.    We believe that a key differentiator to our business will be how offering sales, rentals and subscriptions will enable us to maximize revenue and profits per vehicle. We intend for rentals and subscriptions to be product extensions to our core pre-owned vehicle sales platform and believe this will be a powerful differentiator and advantage in the market.

•        Centralized Back-Office Operations.    A significant portion of overhead for vehicle sales and rentals are back-office operations, including finance, titling, administration and data processing. We intend to further develop our technology platform to centralize and automate many of these functions both in our current facilities and any new facilities that we acquire, which we believe will reduce our costs.

•        Centralized Facilities in Strategic Regions.    Our plan is to establish large, centralized brick and mortar points-of-presence through organic development and/or strategic acquisitions of independent and franchised dealerships and car rental companies clustered in key metropolitan areas in order to expand our business. By integrating our platform and services with acquired entities, we seek to quickly and efficiently grow our inventory of automobiles, gain access to new facilities, expand our back-office capabilities, expand our business into new locations and increase market share.

Marketing

We believe our consumer base is similar to the overall market for pre-owned vehicle sales, rentals and subscriptions. We intend to execute our sales and marketing efforts utilizing a multi-channel approach that utilizes brand building, as well as direct response channels to efficiently establish and grow both locally and nationally. Our advertising efforts currently include Internet and online automotive sales sites and search engines such as Google, eBay Motors, CarGurus, CarFax and Cars.com, as well as social media sites such as Facebook, Instagram and Twitter. We also intend to advertise through local television, search engine marketing, inventory site listing, retargeting, organic referral, display, digital radio, direct mail and branded pay-per-click channels. We believe a strong consumer focused approach ensures customer loyalty which will drive both repeat purchases and referrals. In addition to our paid channels, we intend to attract new customers through enhancing our earned media and public relations efforts.

Our Growth Strategies

Our primary revenue drivers are intended to be pre-owned vehicle sales, rentals and subscriptions. We plan to generate ancillary revenues from related services, including sale of third-party finance contracts, services and parts and rental insurance.

We believe that our ability to generate pre-owned vehicle sales, rentals and subscriptions is a function of the size of our inventory and ability to offer competitive prices and a pleasant consumer experience. Our expansion plan is to establish a small number of large clustered inventory and sales facilities throughout the U.S., some with service and reconditioning capabilities and state-of-the-art photo studios. We intend to establish large, centralized brick and mortar points-of-presence in key-strategic locations in the Southeast, Northeast, Midwest and West regions of the United States. We believe this plan will enable us to service the largest demand regions and provide us with cost-efficient distribution and logistics capabilities. Moreover, we believe our ability to increase staffing across regions, acquire additional inventory and third-party companies, and centralize our back office will allow us to take advantage of economies of scale and enhance our foundational platform.

We plan to grow sales by executing the following elements of our growth strategy:

•        Increase Sales By Growing our Inventory.    We believe that sales growth is directly correlated with depth and breadth of inventory, and we are focused on aggressively building our inventory through auctions, off-lease and fleet purchases, and strategic acquisitions of dealerships.

•        Strategic Acquisitions.    Our plan is to establish large, centralized brick and mortar points-of-presence through organic development and/or strategic acquisitions of independent and franchised dealerships and car rental companies clustered in key metropolitan areas in order to expand our business. By integrating our platform and services with acquired entities, we seek to quickly and efficiently grow our inventory of automobiles, gain access to new facilities, expand our back-office capabilities, and expand our business into new locations.

•        Increase Sales Through Offering Value.    We believe that value for the consumer is a combination of price, selection and transaction experience. As our business model is designed to maximize revenue per vehicle unit, we believe we will be competitive on price. We intend to maximize selection by offering consumers access to our centralized database of nationally pooled inventory of vehicles via our platform. In addition, our goal is that our integrated model combines the best of offline retail and rental and subscription services, with the best of e-commerce features in order to provide our consumers with an unparalleled experience.

•        Develop Broader Brand Awareness.    We believe our marketing and brand development efforts will meaningfully impact our ability to acquire new consumers, and ultimately grow our business. We intend to attract new consumers, and retain existing customers, through advertising, loyalty programs, public relations and referrals. We believe these efforts will be further enhanced once we are able to economically launch national advertising campaigns.

•        Increase Rentals Through Building A Well-Stocked Inventory Featuring a Wide Variety Of Vehicles, With a Focus On Luxury Vehicles.    We believe that consumers want to drive a vehicle similar to the one they have at home when they travel, and we believe that there exists latent demand for luxury vehicle rentals in the U.S., and that this segment of the rental market has strong growth potential.

•        Establishing Facilities in Key Areas.    We plan to establish facilities in key areas, including locations that are in close proximity to airports, popular tourist locations, and business centers. In particular, we believe this will maximize our opportunity to attract business and leisure travelers who are seeking to rent a vehicle.

•        Growing Our Subscription Program.    As in our rental business, we believe that having a well-stocked inventory is key to building our subscription service. Our subscription service offers customers an alternative to buying, renting or leasing.

Comparison	Subscription	Renting	Leasing	Purchasing
Flexible term lengths.	✓	✓	✓	✓
Ability to switch vehicles.	✓	✗	✗	✗
Included insurance, maintenance, service and roadside assistance.*	✓	✗	✗	✗
No Down Payment.	✓	✓	✓	✓

____________

*        Availability based on the specific subscription plan.

Seasonality

We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ vehicle buying patterns. We are a growing company. As we grow, we expect revenues may decrease in the second half of the calendar year. We believe our future results will be subject to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are a primary source of our customers’ down payments on pre-owned automobiles. Due to our limited operating history and the overall growth of our business, these seasonal trends have not yet been pronounced, but we expect that, in the future, our revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Facilities

We lease our headquarters and fulfillment, sales, rental and subscription center in Plantation, Florida, pursuant to the ST RXR lease agreement (as defined below) that expires in 2023. We believe that our current location is adequate to facilitate our current and near-term growth plans.

Government Regulation

Various aspects of our business are or may be subject to U.S. federal and state regulation. In particular, the advertising, sale, rental, subscription, financing, transport of vehicles, and employment practices are highly regulated by states in which we do business and by the U.S. federal government. The regulatory bodies that regulate our business include the Consumer Financial Protection Bureau, the Federal Trade Commission, the United States Department of Transportation, the Occupational Health and Safety Administration, the Department of Justice, the Federal Communications Commission, various state dealer licensing authorities, various state consumer protection agencies and various state financial regulatory agencies. We are subject to compliance audits of our operations by many of these authorities.

Certain states may conclude that our activities are subject to vehicle dealer licensing laws, requiring us to maintain a used vehicle dealer license in order to conduct business in that state. Currently, we have at least one licensed facility in Florida, and as we expand to other states, we may be subject to applicable vehicle dealer licensing laws in those states.

Most states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees, or maximum amounts financed. In addition, certain states require that finance companies in general and the Company in particular, file a notice of intent or have a sales finance license or an installment seller’s license in order to solicit or originate installment sales in that state. We currently have a sales finance license and an installment seller’s license in Florida.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors — Risks Related to Our Business.” We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, sales, results of operations and financial condition.

Environmental, Health, and Safety Laws and Regulations

Our operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and fuel. Consequently, our business is subject to a complex variety of federal, state and local requirements that regulate the environment and public health and safety.

Our planned facilities may use above ground storage tanks, and, to a lesser extent, underground storage tanks, primarily for petroleum-based products. Storage tanks are subject to periodic testing, containment, upgrading and removal under the Resource Conservation and Recovery Act and its state law counterparts. Clean-up or other remedial action may be necessary in the event of leaks or other discharges from storage tanks or other sources. In addition, water quality protection programs under the federal Water Pollution Control Act (commonly known as the Clean Water Act), the Safe Drinking Water Act and comparable state and local programs govern certain discharges from our operations. Similarly, certain air emissions from operations, such as auto body painting, may be subject to the federal Clean Air Act and related state and local laws. Health and safety standards promulgated by the Occupational Safety and Health Administration of the United States Department of Labor and related state agencies also apply.

Certain of our facilities may also become a party to proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, typically in connection with materials that were sent to former recycling, treatment and/or disposal facilities owned and operated by independent businesses. The remediation or clean-up of facilities where the release of a regulated hazardous substance occurred is required under CERCLA and other laws.

We incur certain costs to comply with environmental, health and safety laws and regulations in the ordinary course of our business. We do not anticipate, however, that the costs of such compliance will have a material adverse effect on our business, results of operations, cash flows or financial condition, although such outcome is possible given the nature of our operations and the extensive environmental, public health and safety regulatory framework. We may become aware of minor contamination at certain of our facilities, and we conduct investigations and remediation at properties as needed. As we acquire additional facilities, the current or prior property owner may conduct the investigation and/or remediation, or we may be indemnified by either the current or prior property owner for such contamination. In general, we do not currently expect to incur significant costs for remediation. However, no assurances can be given that material environmental commitments or contingencies will not arise in the future, or that they do not already exist but are unknown to us.

Employees

As of May 18, 2019, we employed approximately 11 full-time employees. Certain employees are subject to contractual agreements that specify requirements for confidentiality, ownership of newly developed intellectual property and restrictions on working for competitors, as well as other matters. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Intellectual Property

Our intellectual property consists of websites, domain names, algorithms, trade secrets and contractual provisions and restrictions on access and use of our proprietary information and technology.

We are the registered holder of a variety of domain names, including “lmpmotors.com,” “lmprentals.com” and “lmpsubscriptions.com.”

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors and business partners.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened. We may from time to time be subject to various legal claims arising in the ordinary course of business.

MANAGEMENT

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Title
Samer Tawfik	53	President, Chief Executive Officer and Chairman of the Board of Directors
Bryan Silverstein	36	Chief Financial Officer
William “Billy” Cohen	62	Lead Independent Director
Robert “Bob” J. Morris, Jr.	72	Director
Elias Nader	55	Director

Samer “Sam” Tawfik is the founder of LMP Automotive Holdings, Inc. and has served as our President, Chief Executive Officer and Chairman of the board of directors since January 2018. Prior to the founding of LMP Automotive Holdings, Inc., Mr. Tawfik was the founder and Chief Executive Officer of Telco Group, Inc. which was acquired by Leucadia National Corp. in 2007 with a valuation of $160,000,000. Mr. Tawfik also founded and was Chief Executive Officer of PT-1 Communications, Inc. which was acquired by Star Telecommunications Inc. in 1998 with a valuation of $590,000,000. From February 1999 through March 2000, Mr. Tawfik served as a Director of Star Telecommunications, Inc. Mr. Tawfik has extensive experience in technology, finance, banking and statistical science. Awards given to Mr. Tawfik and his prior companies include, Top 10 technology & communications CEO in the U.S., number 1 on Inc. 500’s fastest growing company list in the U.S. for two consecutive years, largest pre-paid Telecom company in the world, Consumer Reports’ best new product of the year, JPM / KPMG Top 25 private employers, number 1 fastest growing in N.Y., 10th largest private company in N.Y., 4th largest international and 8th largest long-distance telecom company in the U.S. behind AT&T, and many more.

We believe that Mr. Tawfik should continue to serve as a member of our board of directors due to his executive experience, and his financial, investment, and management experience, which will provide the requisite qualifications, skills, perspectives, and experience that make him well qualified.

Bryan Silverstein joined our company in September 2018 as Controller and was appointed as Chief Financial Officer in November 2019. He has established and maintained oversight of accounting processes, as well as assisted with operational development. From 2010 until joining LMP, Mr. Silverstein held a number positions of increasing responsibility with Group 1 Automotive, a Fortune 300 automotive retailer. From 2010 to 2012, he was a part of the internal audit team responsible for planning engagements, interviewing management, conducting fieldwork and presenting findings and recommendations to management. From 2012 to 2015, he was responsible for financial analysis and reporting, real estate and construction accounting and mergers and acquisitions due diligence. In 2015, he relocated from the corporate office in Houston, TX to Miami, FL to become the Dealership Controller of a recently acquired, top dealership in the country. In 2006, Mr. Silverstein began his accounting career at the public accounting firm, Grant Thornton in the advisory services group offering internal audit outsourcing, Sarbanes-Oxley (SOX) audit support and other consulting services for clients across various industries such as oil and gas, manufacturing, banking/financial services and property management. Mr. Silverstein is a graduate of Louisiana State University with a Bachelor’s and Master’s in Accounting and is a Certified Public Accountant and Certified Internal Auditor.

William “Billy” Cohen has served as a member of our board of directors and the Lead Independent Director since March 2018. He is currently the Vice Chairman at Newmark Knight Frank, a global commercial real estate advisory firm. Mr. Cohen has over 38 years’ of experience with commercial real estate acquisitions, conflict management, negotiation, fund raising, tenant representation, owner representation, leasing advisory services, property and asset management, and corporate advisory services. Mr. Cohen holds a B.A. in Finance from the University of Miami.

We believe that Mr. Cohen should continue to serve as a member of our board of directors due to his executive experience, management experience and substantive experience working with companies in the real estate industry which will provide the requisite qualifications, skills, perspectives, and experience that make him well qualified.

Robert “Bob” J. Morris, Jr. has served as a member of our board of directors since May 2019. He is currently Director of The Southeast region for the Tim Lamb Group and Former Chairman of the Pontiac-GMC National Dealer Council. Mr. Morris has represented AutoNation, Hendrick Automotive Group, AMSI (Terry Taylor) and many others in buy-sell transactions of franchised dealerships. Mr. Morris brings over three decades of retail automotive experience that encompasses franchise dealer acquisitions and operations, pre-owned dealer operations, as well as leasing, finance and sales expertise. We believe that Mr. Morris should continue to serve as a member of our board of directors because he brings the necessary leadership experience to the LMP Board of Directors. Prior to joining the Tim Lamb Group, he led and owned franchise dealerships for over two decades and always exceeded factory goals.

Elias Nader has served as a member of our board of directors since May 2019. Mr. Nader has over 25 years of experience in Finance and Accounting. He is a versatile, high-energy finance executive who leads companies through change and challenge to profitable growth. He is skilled in negotiating partnerships and alliances with a keen ability to forecast industry trends and capture opportunities as well as experienced in transforming and growing technology start-ups to global businesses. We believe that Mr. Nader should continue to serve as a member of our board of directors because Mr. Nader has built financially sophisticated teams as well as ERP systems, creating transparent communication from the management level to the boardroom and shareholders. Prior to joining LMP’s Board, Mr. Nader was the interim President and CEO of Sigma Designs, Inc., a Nasdaq-listed Company, as well as its Chief Financial Officer. He has also served as a Board Member of the company from 2012 to 2019. Mr. Nader also serves as an Advisory Board member of Bottles Waiting, a private company, and served as an Audit Committee Member of the Board of Directors of YuMe, Inc., a Nasdaq-listed company from 2016 to 2018. Prior to that, Mr. Nader was the Chief Financial Officer for Imperial Holding, based in Europe and the Middle East, and held numerous senior executive roles in a number of Fortune 500 public companies. Mr. Nader is a graduate of San Jose State University.

Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in any of the following events during the past ten years:

•        any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•        any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•        being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•        being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Composition

Our board of directors currently consists of four (4) members and is authorized to have up to seven (7) members. Our board of directors is authorized to appoint persons to the offices of President, Secretary and such other offices as may be determined by the board of directors.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets. We plan to recruit additional independent directors who can bring specific expertise and experience that is relevant to the Company’s business and our future direction.

Classified Board

In accordance with the terms of our Certificate of Incorporation and Bylaws upon the consummation of this offering, our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Set forth below is information regarding the membership of each class of directors.

Director:	Initial Term Expires:
Class I Directors:	At the 2022 annual meeting of stockholders
Robert “Bob” J. Morris, Jr.
Elias Nader
Class II Directors:	At the 2020 annual meeting of stockholders
William “Billy” Cohen
Class III Directors:	At the 2021 annual meeting of stockholders
Samer Tawfik

Our Certificate of Incorporation and Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three (3) classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence

The board of directors has determined that Messrs. Cohen, Morris, and Nader satisfy the requirement for independence set out in Nasdaq rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our Company and our affiliates and did not rely on categorical standards other than those contained in Nasdaq rule referenced above.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. We have appointed persons to the board of directors and committees of the board of directors as required to satisfy the corporate governance requirements of Nasdaq. We currently have a majority of independent directors on our board of directors.

Audit Committee

We have a separately designated standing audit committee of our board of directors, as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently comprised of our three independent directors: Messrs. Cohen, Morris and Nader. Mr. Cohen is the Chair of our audit committee. Our board of directors has determined that each of the members of our audit committee is “independent” within the meaning of Nasdaq Listing Rules and the SEC, and that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under Nasdaq Listing Rules. In addition, our board of directors has determined that Mr. Cohen is an “audit committee financial expert,” as defined by the SEC. Our audit committee operates under a written charter that was adopted in 2018. A copy of the charter may be found on our website at www.lmpmotors.com and will be provided in print, free of charge, to any stockholder who requests a copy by submitting a written request to our Secretary at LMP Automotive Holdings, Inc., 601 N. State Road 7, Plantation, Florida, 33317.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

•        appointing, approving the compensation of, and assessing the independence of, our registered public accounting firm;

•        overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•        reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•        monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•        overseeing our internal accounting function;

•        discussing our risk management policies;

•        establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•        meeting independently with our internal accounting staff, registered public accounting firm and management;

•        reviewing and approving or ratifying related party transactions; and

•        preparing the audit committee reports required by SEC rules.

Compensation Committee

The members of the compensation committee are Messrs. Cohen, Morris and Nader. Mr. Cohen is the Chair of the compensation committee. Our board of directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of the rules of Nasdaq. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee operates under a written charter that was adopted in 2018. A copy of the charter may be found on our website at www.lmpmotors.com and will be provided in print, free of charge, to any stockholder who requests a copy by submitting a written request to our Secretary at LMP Automotive Holdings, Inc., 601 N. State Road 7, Plantation, Florida, 33317.

The compensation committee’s responsibilities include:

•        reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•        making recommendations to our board of directors with respect to the compensation of our Chief Executive Officer and our other executive officers;

•        overseeing evaluations of our senior executives;

•        reviewing and assessing the independence of compensation advisers;

•        overseeing and administering our 2018 Plan; and

•        reviewing and making recommendations to our board of directors with respect to director compensation.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Cohen, Morris and Nader. Mr. Cohen is the Chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of Nasdaq. Our nominating and corporate governance committee operates under a written charter that was adopted in 2018. A copy of the charter may be found on our website at www.lmpmotors.com and will be provided in print, free of charge, to any stockholder who requests a copy by submitting a written request to our Secretary at LMP Automotive Holdings, Inc., 601 N. State Road 7, Plantation, Florida, 33317.

The nominating and corporate governance committee’s responsibilities include:

•        identifying individuals qualified to become board members;

•        recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•        reviewing and making recommendations to the board of directors with respect to management succession planning;

•        developing and recommending corporate governance principles to the board of directors; and

•        overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our board of directors currently believes that our Company is best served by combining the roles of Chairman, President and Chief Executive Officer. Our board of directors believes that as Chief Executive Officer, Mr. Tawfik is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our Company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman, President and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board of directors based upon the board’s view of what is in the best interest of our Company. Accordingly, the board of directors intends to periodically review its leadership structure.

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board of directors currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect to its areas of concentration and reports material risks to the board of directors for further consideration.

Lead Independent Director

Our independent directors have designated William Cohen as our lead independent director. The lead independent director coordinates the activities of our other independent directors. In addition to the duties of all members of the board of directors, the lead independent director has the following additional responsibilities and authority:

•        presiding at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•        scheduling, developing the agenda for, and presiding at executive sessions of the independent directors;

•        advising the Chairman and/or the board of directors as to the decisions reached, if any, at each executive session;

•        serving as the principal liaison between the independent directors and the Chairman/Chief Executive Officer;

•        advising the Chairman as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•        assisting the board of directors and the nominating and corporate governance committee in better ensuring compliance with and implementation of our corporate governance guidelines; and

•        recommending to the Chairman, at the direction of the independent directors, the retention of outside advisors and consultants who report directly to the board of directors on board-wide issues.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Upon the listing of our common stock on Nasdaq, we will post on our website a current copy of the code and all disclosures that are required by law or Nasdaq rules in regard to any amendments to, or waivers from, any provision of the code.

Family Relationships

There are no family relationships among any of our directors or executive officers. There are no family relationships between any director, executive officer or significant employee of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2018 and 2017 by our principal executive officer and our other most highly compensated executive officers, or the named executive officers, as of the end of the 2018 fiscal year.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Samer Tawfik, Chairman,	2018		$120,000	$0	$0	$0	$0	$120,000
President and CEO	2017	(2)	$0	$0	$0	$0	$0	$0

Bryan Silverstein, CFO	2018	(3)	$39,450	$12,000	$0	$35,280	$0	$86,730
	2017		$0	$0	$0	$0	$0	$0

____________

(1)      Represents the aggregate grant date fair value of the award computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the aggregate grant date fair value of the awards reported in this column are set forth in Note 1 to our consolidated financial statements included in this prospectus.

(2)      Mr. Tawfik did not receive compensation for his role as Chairman, President and Chief Executive Officer of our company for fiscal year 2017.

(3)      Mr. Silverstein began his employment with our company in September 2018.

Narrative Disclosures Regarding Compensation; Employment Agreements

Samer Tawfik Employment Agreement

On February 20, 2018, our wholly owned subsidiary, LMPMotors.com, LLC, and our Chairman, President and Chief Executive Officer, Samer Tawfik, entered into an employment agreement, or the Tawfik agreement, pursuant to which Mr. Tawfik shall serve as Chief Executive Officer of LMPMotors.com, LLC. Pursuant to the Tawfik agreement, his annual salary is equal to one hundred and twenty thousand dollars ($120,000).

2018 Equity Incentive Plan

We have reserved one million five hundred thousand (1,500,000) shares of our common stock for issuance under the 2018 Equity Incentive Plan, or the 2018 Plan. Participation in the 2018 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

Description of Awards under the 2018 Plan

Awards to Company Employees.    Under the 2018 Plan, the compensation committee, or the committee, which will administer the plan, may award to eligible employees incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

Awards to Non-Employees.    The Committee may award to non-employees, including non-employee directors, non-qualified stock options, stock appreciation rights, or SARs, restricted stock and restricted stock units.

Stock Options

The Committee has discretion to award incentive stock options, or ISOs, which are intended to comply with Section 422 of the Code, or nonqualified stock options, or NQSOs, which are not intended to comply with Section 422 of the Code. The exercise price of an option may not be less than the fair market value of the underlying shares of common stock on the date of grant. The 2018 Plan defines “fair market value” as the closing sale price at which shares of our common stock have been sold regular way on the principal securities exchange on which the shares are traded.

Options granted to employees under the 2018 Plan will expire at such times as the Committee determines at the time of the grant; provided, however, that no option will be exercisable later than ten years after the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment with the Company. The termination provisions, which will be determined within the discretion of the Committee, might not be uniform among all participants and might reflect distinctions based on the reasons for termination of employment. Notwithstanding the preceding sentences, unless the terms of the award agreement otherwise provide for a shorter exercise period, ISOs must be exercised within three (3) months after an employee’s termination of employment. However, if the termination is due to death or disability (as defined under Code Section 22(e)(3)), the ISOs must be exercised within one (1) year after an employee’s termination of employment. Subject to the specific terms of the 2018 Plan, the Committee will have discretion to set such additional limitations on such grants as it deems appropriate. The award agreement will reflect these limitations.

Upon the exercise of an option granted under the 2018 Plan, the option price is payable in full to the Company, either: (a) in cash or its equivalent, (b) if permitted in the award agreement, by tendering shares having a fair market value at the time of exercise equal to the total option price (provided that such shares have been held by the optionee for at least six months prior to their tender) or (c) by any combination of the foregoing methods of payment. The Committee may also allow options granted under the 2018 Plan to be exercised by a cashless exercise through a broker, as permitted under Federal Reserve Board Regulation T, or any other means the Committee determines to be consistent with the 2018 Plan’s purpose and applicable law, including by cashless exercise directly with the Company whereby the Company, following its receipt of the participant’s notice of exercise, would withhold the proper number of Company shares which would have a fair market value on the date of exercise equal to the option exercise price.

Stock Appreciation Rights

The Committee may award SARs under the 2018 Plan upon such terms and conditions as it may establish. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Company common stock of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of payment for the exercised SAR will be set forth in the award agreement. The Committee may award either (i) freestanding SARs, which are SARs granted as an independent instrument and are not granted in conjunction with any stock options, or (ii) SARs in tandem with stock options, or tandem SARs. A tandem SAR entitles the participant to exercise it as an option or as an SAR. The election of one type of exercise prevents it from being exercised as the other type. A tandem SAR may not be granted to a non-employee Director unless the related option is a NQSO. The exercise price of a freestanding SAR will equal the fair market value of a share of common stock on the date of grant, whereas the exercise price of a tandem SAR issued in connection with a stock option will equal the option price of the related option.

The Committee will determine in its discretion the term of an SAR granted under the 2018 Plan. Each award agreement will set forth the extent to which the participant will have the right to exercise the SAR following termination of the participant’s employment with the Company. The termination provisions will be determined by the Committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment. The term of an SAR may not exceed ten years from the date of grant. Therefore, no SAR may be exercisable later than ten years after the date of award.

Except as otherwise limited by the 2018 Plan, freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them. The Committee will determine the number of shares of common stock covered by and the exercise period of the SAR. Upon exercise of a freestanding SAR, the participant will receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price, multiplied by the number of shares of stock exercised under the SAR.

In the case of a tandem SAR, the Committee may determine the exercise period of the SAR, except that the exercise period may not exceed that of the related option. The participant may exercise the tandem SAR when the option is exercisable and receive on exercise an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the option purchase price, multiplied by the number of shares of common stock covered by the surrendered option. Upon exercise of an SAR awarded in tandem with a stock option, the number of shares of our common stock for which the related option was exercisable will be reduced by the number of shares for which the SAR was exercised.

Notwithstanding any other provision of this 2018 Plan to the contrary, with respect to a tandem SAR granted in connection with an ISO, (i) the tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the tandem SAR may be for no more than 100% of the difference between the option price of the underlying ISO and the fair market value of the shares of common stock subject to the underlying ISO at the time the tandem SAR is exercised; and (iii) the tandem SAR may be exercised only when the fair market value of the shares subject to the ISO exceeds the option price of the ISO.

Restricted Stock

The Committee may impose restrictions and conditions as to awards of shares of restricted stock as it deems advisable. As specified in the relevant award agreement, restrictions may include a requirement that participants pay a stipulated purchase price for each share of restricted stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable federal or state securities laws.

We may retain in our possession the certificates representing shares of restricted stock until the time when all conditions and/or restrictions applicable to those shares awarded under the 2018 Plan have been satisfied. Generally, shares of restricted stock covered by each restricted stock grant made under the 2018 Plan will become freely transferable by the participant following the last day of the applicable period of restriction. However, even after the satisfaction of the restrictions and conditions imposed by the 2018 Plan and the particular award agreement, shares owned by an affiliate of the Company will be subject to restrictions on transfer under the Securities Act.

Awards to Employees.    The Committee may choose to award shares of restricted stock under the 2018 Plan upon such terms and conditions as it may establish. The award agreement will specify the period(s) of restriction, the number of shares of restricted stock granted, the requirement that a participant pay a stipulated purchase price for each share, restrictions based upon the achievement of specific performance objectives, other restrictions governing the subject award and/or restrictions under applicable federal or state securities laws. Recipients may have the right to vote these shares from the date of grant, as determined by the Committee on the date of award. As determined by the Committee on the date of award, participants may receive dividends on their shares of restricted stock. Dividends accrued on restricted stock will be paid only if the restricted stock vests.

Each award agreement for restricted stock will specify the extent to which the participant will have the right, if any, to retain unvested restricted stock following termination of the participant’s employment with the Company. In its sole discretion, the Committee will make these determinations; these provisions need not be uniform among all awards of restricted stock issued under the 2018 Plan and may reflect distinctions based on reasons for termination of employment.

Awards to Non-Employee Directors.    Restricted stock awards to non-employee Directors will be subject to the restrictions for a period, which will commence upon the date when the restricted stock is awarded and will end on the earliest of the first to occur of the following:

•        the retirement of the non-employee Director from the board of directors in compliance with the board’s retirement policy as then in effect;

•        the termination of the non-employee Director’s service on the board of directors as a result of the non-employee Director’s not being nominated for reelection by the board of directors;

•        the termination of the non-employee Director’s service on the board of directors because of the non-employee Director’s resignation or failure to stand for reelection with the consent of the board (which means approval by at least 80% of the Directors voting, with the affected non-employee Director abstaining);

•        the termination of the non-employee Director’s service on the board of directors because the non-employee Director, although nominated for reelection by the board of directors, is not reelected by the stockholders;

•        the termination of the non-employee Director’s service on the board of directors because of (i) the non-employee Director’s resignation at the request of the nominating and corporate governance of the board of directors, (ii) the non-employee Director’s removal by action of the stockholders or by the board of directors, or (iii) a change in control of the Company, as defined in the 2018 Plan;

•        the termination of the non-employee Director’s service on the board of directors because of disability or death; or

•        the vesting of the award in accordance with its terms.

As of the date specified by the Committee, each non-employee Director will be awarded that number of shares of restricted stock as determined by the board of directors, after consideration of the recommendations of the Committee. A non-employee Director who is first elected to the board of directors on a date subsequent to the date so specified will be awarded that number of shares of restricted stock as determined by the board of directors, after consideration of the recommendations of the Committee. The amount of the award for the upcoming 2018 Plan year will be disclosed in the Company’s proxy statement for the Company’s annual meeting of stockholders. The 2018 Plan provides that non-employee Directors receiving restricted stock may have, subject to the provisions of the 2018 Plan, all of the rights of a stockholder with respect to the shares of restricted stock, including the right to vote the shares and receive cash dividends and other cash distributions thereon. If a non-employee Director ceases to be a member of the board of directors for any other reason, including removal or resignation for “Cause,” as defined in the 2018 Plan, the non-employee Director will forfeit to the Company all restricted stock awarded to him or her for which the restricted period has not ended.

Restricted Stock Units

The Committee may award restricted stock units, or RSUs. Each RSU will have a value equal to the fair market value of a share of the Company’s common stock on the date of grant. In its discretion, the Committee may impose conditions and restrictions on RSUs, as specified in the RSU award agreement, including restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting. As determined by the Committee at the time of the award, settlement of vested RSUs may be made in the form of cash, shares of Company stock, or a combination of cash and Company stock. Settlement of vested RSUs will be in a lump sum as soon as practicable after the vesting date but in no event later than two and one-half (2½) months following the vesting date. The amount of the settlement will equal the fair market value of the RSUs on the vesting date. Each RSU will be credited with an amount equal to the dividends paid on a share of Company stock between the date of award and the date the RSU is paid to the participant, if at all. Dividend equivalents will vest, if at all, upon the same terms and conditions governing the vesting of the RSUs under the 2018 Plan. Payment of the dividend equivalent will be paid at the same time as payment of the RSU. The holders of RSUs will have no voting rights.

Each award agreement for RSUs will specify the extent to which the participant will have the right, if any, to retain unvested RSUs following termination of the participant’s employment with the Company or, in the case of a non-employee Director, service with the board of directors. In its sole discretion, the Committee will make these determinations; these provisions need not be uniform among all awards of RSUs issued under the 2018 Plan and may reflect distinctions based on reasons for termination of employment or, in the case of a non-employee Director, service with the board of directors.

Performance Units/Performance Shares

The Committee has the discretion to award performance units and performance shares under the 2018 Plan upon such terms and conditions as it may establish, as evidenced in the relevant award agreement. Performance units will have an initial value as determined by the Committee, whereas performance shares will have an initial value equal to one share of common stock on the date of award. At the time of the award of the performance units or shares, the Committee in its discretion will establish performance goals which, depending on the extent to which they are met, will determine the number and/or value of performance units or shares that will be paid out to the participant. Under the terms of the 2018 Plan, after the applicable performance period has ended, the holder of performance units or shares will be entitled to receive payout on the number and value of performance units or shares earned by the participant over the performance period. The payout on the number and value of the performance units and performance shares will be a function of the extent to which corresponding performance goals are met.

Payment of performance shares and performance units will be made in a single lump sum following the close of the applicable performance period. Upon satisfaction of the specified performance goals, but in no event later than two and one-half (2½) months following the close of the performance period, the Committee in its discretion, may pay earned performance units and earned performance shares in cash, in shares of Company stock or in a combination of cash and stock, which will have an aggregate fair market value equal to the value of the earned performance share or performance unit at the close of the applicable performance period. Participants will not be entitled to dividend or voting rights with respect to any performance shares or performance units earned but not yet distributed to a participant. Unless otherwise determined by the Committee in the case of a separation of service during the performance period, the participant, or his or her estate, will not be entitled to receive any payout of the performance shares or performance units.

Adjustment and Amendments

The 2018 Plan provides for appropriate adjustments in the number of shares of Company stock subject to awards and available for future awards in the event of changes in outstanding common stock by reason of a merger, stock split, stock dividend, or certain other events.

The 2018 Plan may be modified or amended by the board of directors at any time and for any purpose which the board deems appropriate. However, no such amendment may adversely affect any outstanding awards without the affected holder’s consent. No amendment may, without stockholder approval, (i) materially increase the benefits earned by participants under the 2018 Plan, (ii) materially increase the number of shares which may be issued under the 2018 Plan or (iii) materially modify the requirements for participation in the 2018 Plan.

Change in Control

In the event of a change in control, as defined in the 2018 Plan, generally all options and SARs granted under the 2018 Plan will vest and become immediately exercisable; and restriction periods and other restrictions imposed on restricted stock and RSUs will lapse.

Non-transferability

No award under the 2018 Plan may be sold, transferred, pledged, assigned or otherwise transferred in any manner by a participant except by will or by the laws of descent and distribution; and any award will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative. These limitations may be waived by the Committee, subject to restrictions imposed under the SEC’s short-swing trading rules and federal tax requirements relating to incentive stock options.

Duration of the 2018 Plan

The 2018 Plan will remain in effect until all shares subject to the 2018 Plan have been purchased or acquired under the terms of the 2018 Plan, and all performance periods for performance-based awards granted under the 2018 Plan have been completed. However, no award is permitted to be granted under the 2018 Plan on or after the day prior to the tenth anniversary of the date the board of directors approved the 2018 Plan. The board of directors, upon recommendation of the Committee, may at any time amend, suspend or terminate the 2018 Plan in whole or in part for any purpose the Committee deems appropriate, subject, however, to the limitations referenced in “Adjustment and Amendments” above.

Outstanding Equity Awards at Fiscal Year End

2018 Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of the end of our 2018 fiscal year:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Samer Tawfik	N/A	N/A	N/A	N/A	N/A	—	—	—	—
Bryan Silverstein	4,940	13,060	N/A	$4.75	9/3/2023	—	—	—	—

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2018.

Compensation of Directors

2018 Director Compensation Table

The following Director Compensation Table sets forth information concerning compensation for services rendered by our independent directors for fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William Cohen(2)	$20,000	—	$63,650	$—	$83,650
Tarang Gupta(3)	20,000	—	40,150	—	60,150
Derek Goodman(4)	12,000	—	49,000	—	61,000
Total:	$52,000	—	$152,800	—	$204,800

____________

(1)      Represents the aggregate grant date fair value under FASB ASC Topic 718 of options to purchase shares of our common stock granted during 2018.

(2)      Mr. Cohen was appointed to serve as a member of the Board in March 2018. As of December 31, 2018, Mr. Cohen held options to purchase up to 40,000 shares of our common stock.

(3)      Mr. Gupta was appointed to serve as a member of the Board in March 2018. Mr. Gupta’s term expired on February 28, 2019 and he did not stand for reelection to the Board. As of December 31, 2018, Mr. Gupta held options to purchase up to 25,000 shares of our common stock. Such options were terminated upon the expiration of Mr. Gupta’s term on the Board.

(4)      Mr. Goodman was appointed to serve as a member of the Board in June 2018. Mr. Goodman resigned from the Board effective February 28, 2019. As of December 31, 2018, Mr. Goodman held options to purchase up to 25,000 shares of our common stock. Such options were terminated upon Mr. Goodman’s resignation from the Board.

Mr. Tawfik, who served as a director and as an executive officer of our company during our 2018 fiscal year, has not been included in the Director Compensation Table because he is a Named Executive Officer of our company, and all compensation paid to him during 2018 is reflected in the Summary Compensation Table above.

Securities Authorized for Issuance under Equity Compensation Plans

In January 2018, the board of directors approved the 2018 Plan and our stockholders approved its adoption. Upon effectiveness of the 2018 Plan, no additional awards will be granted under our prior equity incentive plans. We have reserved one million five hundred thousand (1,500,000) shares of our common stock for issuance under the 2018 Plan. Participation in the 2018 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

As of September 30, 2019, we have issued a total of 699,000 options to purchase shares of our common stock under the 2018 Plan, including 98,000 options to purchase shares of our common stock to our directors and officers, of which 380,500 remain outstanding as of such date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by security holders	699,000	$4.27	801,000
Equity compensation plans not approved by security holders	—	—	—
Total:	699,000	$4.27	801,000

____________

(1)      Calculated as of September 30, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. To the extent required, copies of the agreements (or forms of the agreements) have been filed as exhibits to the Registration Statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Reorganization

The Company was incorporated under the laws of Delaware in December 2017. Samer Tawfik, our founder, President, Chief Executive Officer and Chairman, contributed one hundred percent (100%) of the equity interests in each of LMP Motors.com, LLC and LMP Finance, LLC into the Company in December 2017, and in January 2018, 601 NSR, LLC and LMP Automotive Holdings, LLC made the Company their sole member. As a result of the Reorganization, the Company now owns one hundred percent (100%) of the equity in each of these four entities. LMP Motors.com, LLC currently operates our automobile sales business. LMP Finance, LLC currently operates our rental and subscription business. 601 NSR, LLC and LMP Automotive Holdings, LLC were formed to enter into future potential strategic acquisitions, but are currently inactive. As a result of the reorganization, our founder, President, Chief Executive Officer and Chairman, Samer Tawfik received 15,750,000 shares of common stock and ST RXR received 5,250,000 shares of common stock.

Lease Agreement with ST RXR Investment, Inc.

On February 1, 2018, our wholly owned subsidiary, LMPMotors.com, LLC, entered into a lease agreement with ST RXR, or the ST RXR lease agreement, for our principal executive office located in Plantation, Florida. Pursuant to the ST RXR lease agreement, the term of the lease will run from March 1, 2018 to March 1, 2023, with an option to extend the lease for one additional five (5) year period, at a rental amount equal to $28,500 per month, subject to increase, as fully in the ST RXR lease agreement. Under the terms of the ST RXR lease agreement, the rental amount shall increase each year by an amount equal to three percent (3%) over the previous year on the 1st day. Our Chairman, President and Chief Executive Officer, Samer Tawfik, owns all membership interests of, and is sole manager of ST RXR. We believe the terms of the ST RXR lease agreement are similar to lease terms the Company would have obtained in an arm’s-length transaction not involving Company related parties.

Line of Credit Agreement with ST RXR

In January 2018, we entered into the $1,500,000 revolving credit facility with ST RXR pursuant to the LOC agreement. Under the LOC agreement, the revolving credit facility shall mature on the earlier of written demand by the lender or May 21, 2020. In September 2019, we increased the credit line under the revolving credit facility to $4,000,000. Upon completion of this offering, the revolving credit facility may be repaid, in part or in full, with other credit facilities in the normal course of business or cash generated from our business.

Financing Activities

During the year ended December 31, 2017, we received cash of $1,091,500 from the issuance of notes payable to certain related parties. In addition, we received $3,637,255 from contributions of capital from Mr. Tawfik. The capital contributions made by Mr. Tawfik are not debt, and Mr. Tawfik did not receive any additional equity in connection with his contributions. Accordingly, we are not obligated to repay Mr. Tawfik the amounts contributed or any interest on his contribution.

Share Cancellation

In July 2019, the Company cancelled, for no consideration, 18,500,000 shares of the Company’s common stock previously beneficially owned by Samer Tawfik, the Company’s founder, Chairman and Chief Executive Officer. The cancellation was done in order to provide existing and future investors with a better value proposition. By reducing the total number of outstanding shares of common stock, the per-share value of investors’ shares of common stock increased, calculated by dividing our equity value by the aggregate number of outstanding shares of common stock. Mr. Tawfik remains confident in our prospects under his leadership and intends to continue to allocate and invest a portion of his capital in our stock as a result of such confidence.

Indications of Interest to Participate in this Offering

As he remains confident in our prospects under his leadership, Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, has indicated an interest in purchasing up to $2,750,000 of shares of common stock in this offering, at the offering price to the public and on the same terms and conditions as other investors. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell or not sell shares to Mr. Tawfik, and Mr. Tawfik could determine to purchase or not purchase shares in this offering.

Related Party Transactions Policy

In connection with this offering, we will adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, the audit committee will be responsible for reviewing and approving related party transactions. The policy will apply to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved will, or may be expected to, exceed $120,000 with respect to any fiscal year, and where we (or one of our subsidiaries) are a participant and in which a related party has or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the audit committee will consider the nature of the related party’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related party; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the audit committee may deem relevant.

PRINCIPAL STOCKHOLDERS

The following table sets forth the total number and percentage of our shares of common stock beneficially owned on June 6, 2019 by: (1) each holder of more than 5% of our common stock; (2) each director; (3) each Named Executive Officer; and (4) all executive officers and directors as a group. In addition, the following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of June 6, 2019. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of June 6, 2019 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o LMP Automotive Holdings, Inc. 601 N. State Road 7, Plantation FL, 33317 and each person set forth below has sole investment and dispositive power with respect to the shares listed.

	Common Stock Beneficially Owned Prior to This Offering(1)		Common Stock Beneficially Owned After This Offering
Name of Beneficial Owners	Number	%	Number	%
Directors and Executive Officers**:
Samer Tawfik(2)	2,500,000	41.66%	2,500,000	30.89%
William “Billy” Cohen(3)	150,150	2.50%	150,150	1.86%
Elias Nader	0	*	0	*
Robert “Bob” J. Morris, Jr.	0	*	0	*
Bryan Silverstein	0	*	0	*
All directors and executive officers as a group (two individuals)	2,650,150	44.16%	2,650,150	32.75%

____________

*        Less than 1%

**      The address of those listed is c/o LMP Automotive Holdings, Inc., 601 N. State Road 7, Plantation FL, 33317.

(1)      Based on 6,001,639 shares of common stock issued and outstanding as of November 11, 2019.

(2)      The number of shares beneficially owned by Mr. Tawfik includes: (i) 15,750,000 shares of common stock issued pursuant to the reorganization and (ii) 5,250,000 shares of common stock issued pursuant to the reorganization to ST RXR Investments, LLC, a company wholly owned and controlled by Mr. Tawfik, but does not include any shares that Mr. Tawfik may purchase in this offering pursuant to the indication of interest he has made because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to not sell shares to Mr. Tawfik, and Mr. Tawfik could determine to not purchase shares in this offering. The number of shares beneficially owned by Mr. Tawfik also incorporates the cancellation, for no consideration, of 18,500,000 shares previously beneficially owned by Mr. Tawfik.

(3)      The number of shares beneficially owned by Mr. Cohen includes: (i) 150,150 shares of common stock purchased in a private placement offering, (ii) an option to acquire up to 25,000 shares of common stock pursuant to the 2018 Plan at $3.33 per share and (iii) an option to acquire up to 15,000 shares of common stock pursuant to the 2018 Plan at $4.75 per share.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may, at a subsequent date, result in a change of control of our Company.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the closing of this offering. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in “Description of Capital Stock,” you should refer to our Certificate of Incorporation and Bylaws, which are or will be included as exhibits to the Registration Statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.00001 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.00001 par value per share.

Common Stock

As of November 11, 2019, we had 6,001,639 shares of common stock outstanding held by 152 stockholders of record.

Immediately following the closing of this offering, we will have 8,092,548 shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 8,406,184 shares of common stock issued and outstanding.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Securities Transfer Corporation upon consummation of this offering.

Preferred Stock

We have no shares of preferred stock outstanding.

Warrants

Upon the closing of this offering, there will be up to 104,545 shares of common stock issuable upon exercise of the representative’s warrants.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Upon the consummation of this offering, some provisions of Delaware law, our Certificate of Incorporation and our Bylaws will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our Certificate of Incorporation and our Bylaws will provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and our Bylaws will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Upon the closing of this offering, we expect that our board of directors will consist of four (4) members.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Appointment and Removal of Directors

Our Certificate of Incorporation and our Bylaws will provide that the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our Certificate of Incorporation and our Bylaws will provide that no member of our board of directors may be removed from office by our stockholders without cause and, in addition to any other vote required by law, upon the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Advance Notice Procedures

Our Certificate of Incorporation and our Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amendment of Charter and Bylaw Provisions

The amendment of our Bylaws requires approval by a stockholder vote by the holders of at least three-quarters of the voting power of the then outstanding voting stock. In addition, upon at least a two-thirds vote, our directors are expressly authorized to amend our Bylaws. The amendment of our Certificate of Incorporation would require approval by a stockholder vote by the holders of at least two-thirds of the voting power of the then outstanding voting stock to the extent such amendment is inconsistent with the purpose and intent of the provisions therein relating to the composition and election of the board of directors, amending our Bylaws, amending our Certificate of Incorporation, liability and indemnification of directors and stockholder actions.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 8,092,548 shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 8,406,184 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of shares of our common stock then outstanding; or

•        1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors, and certain holders of our common stock, as of the effective date of the Registration Statement of which this prospectus forms a part, and investors in our recent private placements have agreed, or will agree, with the underwriters, subject to certain exceptions, that, without the prior written consent of the representative, we and they will not, directly or indirectly, during the period ending one hundred and eighty (180) days after the date of the final closing of this offering (See “Underwriting — Lock-Up Agreements”):

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•        enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our common stock, the excess will be treated as gain from the disposition of shares of our common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed U.S. Internal Revenue Service, or the IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is the representative for the several underwriters of this offering, or the representative. We have entered into an underwriting agreement dated             , 2019 with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.
The Benchmark Company, LLC
Total	2,090,909

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 313,636 additional shares of common stock (equal to 15% of the common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock.

Samer Tawfik, our founder, Chairman, President and Chief Executive Officer, has indicated an interest in purchasing up to $2,750,000 of shares of common stock in this offering, at the offering price to the public and on the same terms and conditions as other investors. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell or not sell shares to Mr. Tawfik, and Mr. Tawfik could determine to purchase or not purchase shares in this offering.

Discounts, Commissions and Reimbursement

The underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $         per share of which up to $         per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the underwriters.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$

____________

(1)      The non-accountable expense allowance of 1% is not payable with respect to shares sold upon exercise of the underwriters’ over-allotment option.

We have paid an expense deposit of $35,000 to (or on behalf of) the underwriters, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred. We have also agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering.

In addition, we have also agreed to reimburse certain expenses of the underwriters relating to this offering as set forth in the underwriting agreement, including the fees and expenses of the underwriters’ legal counsel, not to exceed $110,000, and up to an additional $15,000 for the representative’s expenses associated with the review of this offering by FINRA. However, the maximum amount we have agreed to reimburse the underwriters for their accountable expenses will not exceed $180,000.

We estimate the expenses of this offering payable by us, not including underwriting discounts, commissions and expense allowance, will be approximately $180,000.

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants, or the representative’s warrants, to purchase a number of shares of common stock equal to 5% of the total shares sold in the initial closing of this public offering. The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months after the effective date of the registration statement related to this offering.

The representative’s warrants and the shares of common stock underlying the representative’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the representative’s warrants or the securities underlying the representative’s warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representative’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the representative’s warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The representative’s warrants will provide for adjustment in the number and price of the representative’s warrants and the shares of common stock underlying such representative’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until twelve (12) months from the closing of this offering, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We, each of our directors, officers and certain of our stockholders, have agreed for a period of (i) 180 days after the date of this prospectus in the case of our directors and officers and (ii) 180 days after the date of this prospectus in the case of the Company, without the prior written consent of the representative, not to directly or indirectly:

•        issue (in the case of us), offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or

•        in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•        complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

•        enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s securities, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise;

•        sell, agree to sell, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of Company’s securities

•        establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any Company security;

•        make any demand for or exercise any right with respect to, the registration of any Company security;

•        otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Company security, whether or not such transaction is to be settled by delivery of Company securities, other securities, cash or other consideration; or

•        publicly announce an intention to do any of the foregoing.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Pryor Cashman LLP, New York, New York. McGuireWoods LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The financial statements of the Company appearing elsewhere in this prospectus have been included herein in reliance upon the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Grassi & Co., CPAs, P.C., as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC also maintains a website that contains reports, proxy and other information statements about issuers, including us, that file electronically with the SEC. The address of the website is www.sec.gov.

FINANCIAL STATEMENTS

LMP AUTOMOTIVE HOLDINGS, INC. AND SUBSIDIARIES

LMP AUTOMOTIVE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AT SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS:
Cash	$2,073,672	$424,152
Accounts receivable	118,399	286,982
Automotive inventory, net	8,147,676	11,558,160
Other current assets	291,438	380,712
Total current assets	10,631,185	12,650,006

Property, equipment and leasehold improvements, net	484,578	539,475
Intangible assets	68,297	39,997
Deferred offering costs	1,258,316	987,093
Right-of-use asset	1,183,272	—
TOTAL ASSETS	$13,625,648	$14,216,571

LIABILITIES:
Accounts payable	$545,130	$934,409
Line of credit – related party	4,000,000	1,775,000
Vehicle floorplan and notes payable	1,326,007	—
Convertible notes payable and accrued interest	210,715	1,184,707
Other current liabilities	653,211	568,358
Operating lease liability, current portion	330,513	—
Total current liabilities	7,065,576	4,462,474

Operating lease liability, net of current portion	880,254	—

Total liabilities	7,945,830	4,462,474

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred Stock, $0.00001 par value; 20,000,000 shares authorized, nil shares issued and outstanding	—	—
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 6,001,639 and 24,645,294 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	61	246
Additional paid-in capital	16,366,270	16,306,737
Treasury stock, 138,600 shares, at cost	(658,350)	—
Accumulated deficit	(10,028,163)	(6,552,886)
Total shareholders’ equity	5,679,818	9,754,097

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,625,648	$14,216,571

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LMP AUTOMOTIVE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

	2019	2018
Revenues:
Vehicle sales	$6,566,609	$10,469,026
Subscription fees	930,669	113,442
Rental revenues	328,836	265,513
Total revenues	7,826,114	10,847,981

Cost of revenues:
Vehicle sales	7,226,633	11,317,778
Subscription and rental	994,381	453,604
Total cost of revenues	8,221,014	11,771,382

Gross loss	(394,900)	(923,401)

Selling, general and administrative expenses	2,041,159	1,892,913
Share-based compensation	79,778	436,839
Acquisition, consulting and legal expenses	861,156	289,949
Depreciation and amortization expense – Property, equipment, leasehold improvements, and intangibles	69,259	27,985

Loss from operations	(3,446,252)	(3,571,087)

Other expenses:
Interest	(11,404)	(16,768)

Net loss	$(3,457,656)	$(3,587,855)

Net loss per share attributable to shareholders, basic and diluted	$(0.17)	$(0.15)

Weighted average shares of common stock outstanding, basic and diluted	19,925,558	23,517,186

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LMP AUTOMOTIVE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

	Common Shares Outstanding	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total
Balance at December 31, 2017	21,000,000	$—	$210	$2,594,590	$—	$(62,593)	$2,532,207
Issuance of stock for cash	3,645,294	—	36	13,256,498	—	—	13,256,534
Share-based compensation	—	—	—	436,839	—	—	436,839
Net loss	—	—	—	—	—	(3,587,855)	(3,587,855)
Balance at September 30, 2018	24,645,294	$—	$246	$16,287,927	$—	$(3,650,448)	$12,637,725
Balance at December 31, 2018	24,645,294	$—	$246	$16,306,737	$—	$(6,552,886)	$9,754,097
Common stock repurchased	(143,655)	—	—	(20,430)	(658,350)	—	(678,780)
Common stock contributed and retired	(18,500,000)	—	(185)	185	—	—	—
Share-based compensation	—	—	—	79,778	—	—	79,778
Net loss	—	—	—	—	—	(3,457,656)	(3,457,656)
Impact of adoption of ASU 2016-02 related to leases	—	—	—	—	—	(17,621)	(17,621)
Balance at September 30, 2019	6,001,639	$—	$61	$16,366,270	$(658,350)	$(10,028,163)	$5,679,818

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LMP AUTOMOTIVE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (UNAUDITED)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,457,656)	$(3,587,855)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	811,020	295,025
Share-based compensation	79,778	436,839
Loss on disposal	60,368	—
(Increase) Decrease in assets:
Accounts receivable	168,583	(448,041)
Automotive inventory	2,668,723	(9,786,935)
Prepaid expenses and other assets	89,274	(31,935)
Right-of-use asset	245,869	—
(Decrease) Increase in liabilities:
Accounts payable	(389,279)	563,456
Other current liabilities	84,853	151,163
Operating lease liability	(235,995)	—

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	125,538	(12,408,283)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(118,595)	(388,597)
Proceeds from sale of assets	43,865	—
Purchases of intangible assets	(28,300)	(65,383)

NET CASH USED IN INVESTING ACTIVITIES	(103,030)	(453,980)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from line of credit – related parties	3,200,000	3,050,000
Principal reduction on line of credit – related parties	(975,000)	(1,497,602)
Cash received from notes and advances payable – related parties	—	39,000
Principal repayment of notes and advances payable – related parties	—	(1,230,500)
Cash received from convertible notes payable	—	1,448,965
Principal and interest repayments on convertible notes payable	(973,992)	—
Vehicle floorplan and notes payable	1,326,007	—
Repurchase of stock	(678,780)	—
Net cash received from issuance of common stock	—	13,256,534
Deferred stock offering costs	(271,223)	(1,121,703)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,627,012	13,944,694

NET INCREASE IN CASH	1,649,520	1,082,431

CASH, BEGINNING OF PERIOD	424,152	217,360

CASH, END OF PERIOD	$2,073,672	$1,299,791

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest	$21,805	$4,920
Noncash payment on note payable	$—	$160,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of Operations and Principles of Consolidation

Business Activity

LMP Motors.com, LLC (“LMP Motors”) is engaged in the buying, selling and sales of subscriptions of vehicles in the automotive industry and operates in the state of Florida. LMP Motors is a limited liability company and was organized in the state of Delaware. The owner of LMP Motors is designated as a member and is not liable for the debts of LMP Motors.

601 NSR, LLC (“NSR”) was formed to enter into future potential strategic acquisitions and is currently inactive. NSR is a limited liability company and was organized in the state of Delaware. The owner of NSR is designated as a member and is not liable for the debts of NSR.

LMP Finance, LLC (“LMP Finance”) is engaged in the purchasing, subscribing and renting of vehicles. LMP Finance operates in the state of Florida. LMP Finance is a limited liability company and was organized in the state of Delaware. The owner of LMP Finance is designated as a member and is not liable for the debts of LMP Finance.

LMP Automotive Holdings, LLC (“LMP Automotive”) was formed to acquire the assets from LMP Motors.com LLC, LMP Finance, LLC and other subsidiary companies. LMP Automotive operates in the state of Florida. LMP Automotive is a limited liability company and was organized in the state of Delaware. The owner of LMP Automotive is designated as a member and is not liable for the debts of LMP Automotive.

LMP Automotive Holdings, Inc. (“Automotive”) is a holding company incorporated in the state of Delaware on December 15, 2017. On December 15, 2017, the common ownership contributed 100% of its interest in LMP Motors, NSR, LMP Finance and LMP Automotive to Automotive.

Principles of Consolidation

These condensed consolidated financial statements include the amounts of Automotive and its wholly-owned subsidiaries, LMP Motors, NSR, LMP Finance, and LMP Automotive, collectively referred to as the “Company.” All significant intercompany balances and transactions are eliminated in the consolidation.

Prior to the transfer of interest of LMP Motors, NSR, LMP Finance and LMP Automotive to Automotive on December 15, 2017, LMP Motors, NSR, LMP Finance and LMP Automotive were affiliates under common control and as such have been recorded at carry over basis. Equity of LMP Motors, NSR, LMP Finance and LMP Automotive in the amount of approximately $2.6 million, which was net of an accumulated deficit of approximately $1.4 million, was transferred to additional paid-in capital at the December 15, 2017 transaction date. Accumulated deficit of the Company at December 31, 2017 represents only the sixteen (16) days of operations subsequent to its incorporation in 2017. With respect to the consolidated statements of operations and cash flows, the Company was treated as the continuation of LMP Motors, NSR, LMP Finance and LMP Automotive and, accordingly, their financial position and results of operations have been presented on a combined basis with the historical financial statements of LMP Motors, NSR, LMP Finance and LMP Automotive for all periods prior to the transfer.

Note 2 — Summary of Significant Accounting Policies

Liquidity

The Company has sustained net losses and an accumulated deficit of $(10,028,163) to date. Management plans to make strategic acquisitions of new and pre-owned automobile dealerships to expedite the Company’s growth and produce positive margins. The Company also raised capital during 2018 through

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

private placement offerings of its common stock and convertible debt securities to help facilitate business growth and execute its management’s plans to become profitable through acquisitions. Management plans to continue obtaining funding through 2019 or until it has secured a capital market transaction.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures, which are included in annual financial statements, have been omitted pursuant to these rules and regulations. Management believes the disclosures made in these interim unaudited financial statements are adequate to make the information not misleading.

Although these interim financial statements at September 30, 2019 and for the nine months ended September 30, 2019 and 2018 are unaudited, in the opinion of management, such statements include all adjustments (consisting of normal recurring entries) necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods presented. The results for the nine months ended September 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future period. For more complete information, these unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2018.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company carries its accounts receivable at cost. Accounts receivable are due upon receipt. Such estimates are based on management’s assessments of the creditworthiness of its customers, the aged basis of its receivables, as well as current economic conditions and historical information. Management has determined that no allowance for uncollectible accounts for accounts receivable is necessary at September 30, 2019 and December 31, 2018.

Inventory

The Company’s inventory consists of automobiles. Inventories are valued at the lower of cost or market, with cost determined by specific identification and with market defined as net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventories at September 30, 2019 and December 31, 2018 are recorded based on perpetual inventory records.

The Company depreciates its fleet inventory monthly based on 1% of initial cost starting in 2018 when the subscriptions and rentals were launched. For the nine months ended September 30, 2019 and 2018, fleet vehicle depreciation approximated $742,000 and $269,000, respectively. This depreciation was recorded to Cost of revenues — subscription and rental.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Company management periodically reviews its inventories to determine whether any inventories have declined in value. The Company wrote down approximately $298,000 and $530,000 of inventory to its net realizable value at September 30, 2019 and December 31, 2018, respectively.

	September 30, 2019	December 31, 2018
Automotive Inventory	$9,178,235	$12,270,478
Inventory Impairment	(297,857)	(529,983)
Inventory Accumulated Depreciation	(789,485)	(478,718)
Inventory In-transit Deposits	56,783	296,383
Total Automotive Inventory, net	$8,147,676	$11,558,160

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items included in property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in sales.

Vehicles and equipment are depreciated utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Vehicles	5 years
Furniture and fixtures	10 years
Equipment	7 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

Intangible Assets

Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives.

Long-lived Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. There were no deemed impairments of long-lived assets at September 30, 2019 and December 31, 2018.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At September 30, 2019 and December 31, 2018, the fair value of these financial instruments, including cash, accounts receivable, and accounts payable, approximated book value due to the short maturity of these instruments. Vehicle floorplan and notes payable, convertible notes and related party notes payable approximate fair value due to market interest rates.

Convertible Notes

The Company records a discount to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts, if any, under these arrangements are amortized to noncash interest expense using the effective interest rate method over the term of the related debt to their date of maturity. Based on the terms of the embedded conversion rights, the Company has not recognized any discounts to date.

Share-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of stock options, based on the fair value of those awards at the date of grant over the requisite service period, which generally is the vesting period of the award. The Company uses the Black-Scholes option pricing model to determine the fair value of stock option awards.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, Improvements to Share-Based Payment Accounting (Topic 718). This ASU was issued to simplify the accounting for share-based payments to nonemployees by aligning much of the guidance on measurement and classification with the accounting for share-based payments to employees. The Company has elected early adoption of this ASU to conform the accounting for share-based compensation to employees and nonemployees.

Share-based compensation plans, related expenses, and assumptions used in the Black-Scholes option pricing model are more fully described in Note 13.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is the result of a joint project of the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (“IFRS”), and provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company adopted FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2018 using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. The adoption of ASC 606 did not have a material impact on the amount or timing of the revenue recognition, and the Company recognized no cumulative effect adjustment upon adoption.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Used Vehicle Sales Revenue

The Company’s business consists of retail and wholesale sales of used vehicles to customers. Sales are based on a physical showroom and efficient online showrooms on the Company’s websites. The Company offers a home delivery service so that it delivers the vehicle to the place agreed upon with the client. The Company also sells used vehicles in auctions.

The Company recognizes revenue when it satisfies a performance obligation by transferring control of a vehicle to a customer. The prices of the vehicles are stated in its contracts at stand-alone selling prices, which are agreed upon with its customer prior to delivery. The Company satisfies its performance obligation for used vehicle sales upon delivery when the transfer of title, risks and rewards of ownership and control pass to the customer. The Company recognizes revenue at the agreed-upon price stated in the contract, including any delivery charges. In addition, any noncash consideration received from a customer (i.e., trade-in vehicles) are recognized at fair value. Customer payment has been received or third-party financing has been confirmed prior to vehicle transfer. The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Subscription Revenue

The Company offers a vehicle subscription plan where a customer will pay a monthly fee in exchange for access to a vehicle. The Company’s subscriptions include monthly swaps, scheduled maintenance and upkeep, license and registration and in most cases roadside assistance. Customers have the flexibility to up-or-downgrade a vehicle monthly, with the vehicle payment adjusted accordingly. There is an activation payment at subscription inception that varies based upon the monthly payment of the selected vehicle. Monthly vehicle payments are dependent upon the vehicle selected by the customer.

The Company recognizes revenue when it satisfies a performance obligation by transferring control of a vehicle to a customer under a subscription contract. The prices of the vehicles are stated in its contracts at stand-alone subscription prices, which are agreed upon with the customer prior to delivery. The Company satisfies its performance obligation for monthly subscription payments upon delivery to the customer and in each subsequent month the customer retains possession of the vehicle. The Company recognizes revenue at the agreed-upon price stated in the contract in the month earned.

The Company also receives a one-time, non-refundable payment as an activation fee to its vehicle subscription program. This fee is deferred and amortized to income monthly over the term of the subscription.

Customer payment has been received prior to initial vehicle transfer and on each monthly recurring anniversary date.

The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Rental Revenue

The Company recognizes vehicle rental income over the period the vehicle is rented. Performance obligations associated with vehicle rental transactions are satisfied over the rental period. Rental periods are short term in nature. Performance obligations associated with rental related activities, such as charges to the customer for the fueling of vehicles and value-added services such as loss damage waivers, navigation units, and other ancillary and optional products, are also satisfied over the rental period.

Payments are due from customers at the time of reservation. Additional charges incurred by the customers are collected at the time of vehicle return. The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

Income tax expense includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. The effect of a change in the tax rate on the deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company establishes a valuation allowance when necessary to reduce its deferred tax assets to an amount that is expected to be realized.

LMP Motors, NSR, LMP Finance, and LMP Automotive are limited liability companies, which are treated as partnerships for income tax purposes. The income or loss and credits from limited liability companies are passed through to their members and reported on the members’ income tax returns. As such, there is no provision for income taxes. If applicable, the Company would recognize interest and penalties associated with tax matters as part of operating expenses and include accrued interest and penalties with the related tax liability in its condensed consolidated financial statements. There are no unrecognized tax benefits at September 30, 2019 and December 31, 2018.

Advertising

The Company expenses advertising costs in the period incurred. Advertising expense was approximately $95,600 and $142,000 for the nine months ended September 30, 2019 and 2018, respectively.

Leases

The Company adopted ASU No. 2016-02, Leases (“Topic 842”), using the modified retrospective adoption method with an effective date of January 1, 2019. The condensed consolidated financial statements for 2019 are presented under the new standard, while the comparative periods presented are not adjusted and continue to be reported in accordance with the Company’s historical accounting policy and Topic 840. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments.

Under Topic 842, the Company applied a dual approach to all leases whereby the Company is a lessee and classifies leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the Company. Lease classification is evaluated at the inception of the lease agreement. Regardless of classification, the Company records a right-of-use asset and a lease liability for all leases with a term greater than 12 months. The lease for the premises occupied in Plantation, Florida, was classified as an operating lease as of September 30, 2019. Operating lease expense is recognized on a straight-line basis over the term of the lease.

The adoption of the new lease standard had a significant impact on the Consolidated Balance Sheets, resulting in the recognition of $1.4 million of right-of-use assets, $0.3 million of current lease liabilities, and $1.1 million of long-term lease liabilities in the first quarter of 2019. In addition, the Company recognized an approximate $17,000 cumulative effect adjustment to accumulated deficit on the Consolidated Statements of Shareholders’ Equity related to the unamortized deferred lease costs incurred in prior periods which do not meet the definition of initial direct costs under Topic 842. The adoption of Topic 842 did not have a significant impact on the lease classification or a material impact on the Consolidated Statements of Operations and liquidity.

The components of the right-of-use asset and lease liabilities as of September 30, 2019 are as follows:

Operating lease right-of-use asset	$1,183,272
Operating lease liability, current portion	$330,513
Operating lease liability, net of current portion	$880,254

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Operating Leases

During 2018, the Company entered into a lease with an entity related through common ownership for its facilities in Plantation, Florida. The five-year, triple-net lease provides for monthly payments of $28,500 plus CAM and sales taxes, with annual escalations of three percent (3%). The Company has an option to extend the lease for an additional five-year term, with annual escalations of three percent (3%). The option to extend the lease is not recognized in the right-of-use asset or operating lease liability.

Discount Rate

When available, the Company uses the rate implicit in the lease or a borrowing rate based on similar debt to discount lease payments to present value. However, the lease generally does not provide a readily determinable implicit rate, and the Company’s existing debt does not have similar terms. Therefore, the Company used the 5-year Treasury constant maturity at the lease commencement date to discount lease payments.

Lease Cost

Operating lease cost related to right-of-use assets (Plantation, FL Lease) is approximately $290,000 and $199,500 for the nine months ended September 30, 2019 and 2018, respectively. The weighted average remaining term on the lease is 3.4 years. The weighted average discount rate is 2.63%.

Note 3 — Concentration of Credit Risk

The Company maintains its cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000 per institution. From time to time, its balances may exceed these limits.

Note 4 — Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements, net are summarized as follows:

	September 30, 2019	December 31, 2018
Vehicles	$28,730	$91,547
Furniture, fixtures and equipment	258,236	273,024
Leasehold improvements	288,738	238,287
Signage	—	4,777
	575,704	607,635
Less: Accumulated depreciation	(91,126)	(68,160)
	$484,578	$539,475

Depreciation and amortization expense related to property, equipment, leasehold improvements and intangibles amounted to $69,259 and $27,985 for the nine months ended September 30, 2019 and 2018, respectively.

Note 5 — Related Party Transactions

The Company entered into debt agreements with a related party employee, with interest accruing at a rate of 9.0% per annum. At December 31, 2017, $50,000 was outstanding, which was repaid on February 15, 2018.

The Company entered into debt agreements with a shareholder, with interest accruing at a rate of 2% interest per annum. At December 31, 2017, $1,019,000 was outstanding, which was repaid on February 15, 2018.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

During 2018, the Company entered into a non-interest bearing revolving line of credit agreement with an entity related to the majority shareholder (credit limit is $4,000,000). Amounts drawn on the line of credit become due and payable on the earlier of written demand by the lender or May 21, 2020, as defined in the agreement. At September 30, 2019 and December 31, 2018, the outstanding amount was $4,000,000 and $1,775,000, respectively.

Note 6 — Convertible Notes Payable

During the second and third quarters of 2018, the Company issued convertible promissory notes (“6-Month Notes”) in an aggregate principal amount of $1,448,965, pursuant to a private placement offering. The 6-Month Notes bear interest at 4% per annum and mature six (6) months from the date of issuance, at which time the principal and any accrued but unpaid interest shall be due and payable. Accrued interest at September 30, 2019 and December 31, 2018 was $8,765 and $20,757, respectively. The holders of the 6-Month Notes may, at any time prior to the maturity date, convert the 6-Month Notes (and accrued interest) into shares of the Company’s Common Stock by dividing (a) the outstanding principal balance and unpaid accrued interest under this Note on the date of conversion by (b) $4.75 (subject to adjustment as provided in the 6-Month Notes). Based on the terms of the conversion rights, the Company did not recognize a beneficial conversion discount.

During the fourth quarter of 2018, the Company repaid one of the 6-Month Notes in the principal amount of approximately $285,015, leaving a balance of approximately $1,164,000, plus accrued interest, at December 31, 2018.

During the nine months ended September 30, 2019, the Company repaid eight of the 6-Month Notes in the principal amount of $962,000, leaving a balance of $201,950, plus accrued interest.

During the second and third quarters of 2019, the Company extended three of the 6-Month Notes in the aggregate amount of approximately $45,000 to November 14, 2019, and four of the 6-Month Notes in the aggregate amount of approximately $156,950 to December 15, 2019.

Note 7 — Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities are summarized as follows:

Accounts Payable:

	September 30, 2019	December 31, 2018
Accounts Payable	$119,666	$884,927
Credit Card Payable	23,268	28,424
Vehicle Payable	402,196	21,058
Total Accounts Payable	$545,130	$934,409

Other Current Liabilities:

	September 30, 2019	December 31, 2018
Accrued Payroll	$115,278	$137,041
Subscription Security Deposits	59,126	53,254
Subscription Deferred Activation Fees	45,382	42,746
Rental Deposits on Hand	119	30,930
Vehicle Sales Deposits on Hand	1,000	6,000
Property Tax Accrual	45,668	65,509
Sales and Other Taxes Payable	11,139	27,284
Other Accruals	375,499	205,594
Total Other Current Liabilities	$653,211	$568,358

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Lease Commitments

The annual minimum lease payments, including fixed rate escalations, on the Company’s operating lease liability as of September 30, 2019 are as follows:

Years Ending December 31:
2019 (three months)	$88,065
2020	361,067
2021	371,898
2022	383,055
2023	64,154
Total minimum lease payments	1,268,239
Less: amount representing interest	(57,472)
Present value of future payments	1,210,767
Less: current obligations	(330,513)
Long-term obligations	$880,254

Operating Leases

During 2018, the Company entered into a third-party lease for its Miami Beach, Florida operations. The one year lease provided for monthly payments of $3,800, with a renewal option for an additional 12 months at $4,000 monthly. The lease expired April 30, 2019 and was not renewed.

During 2018, the Company entered into an agreement for the licensed right to use 201 garage parking spaces in Miami Beach, Florida. The 27-month agreement provided for monthly payments of $140 per space ($28,140 per month total), with annual escalations of two percent (2%). In April 2019, the Company terminated the license to use the parking spaces.

Rent expense charged to operations was $400,032 and $450,282 for the nine months ended September 30, 2019 and 2018, respectively.

Note 9 — Vehicle Floorplan and Notes Payable

In the second quarter of 2019, Mercedes-Benz Financial approved $3.5 million for the Company’s subscription and rental fleet inventory purchases. In September 2019, the Company purchased vehicles totaling approximately $1,250,000 under a Note and Security Agreement with 10% cash down payment and the remaining $1,130,000 financed over 36 months at an interest rate of 4.89%.

In the third quarter of 2019, NextGear Capital approved a $250,000 vehicle floorplan line with an interest rate of 10% and principal payments due at 60 and 90 days and final payoff due at 120 days or upon vehicle sale. As of September 30, 2019, the outstanding principal balance was $194,965.

Note 10 — Contingencies

The Company is subject to asserted claims and liabilities that arise in the ordinary course of business. The Company maintains third-party insurance to mitigate potential losses from these actions. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the Company’s financial position or results of operations.

Note 11 — Equity

During February 2018, the Company commenced a private placement equity offering, pursuant to which it sold 2,858,030 shares of its Common Stock at a price of $3.33 per share, for aggregate consideration of approximately $9,517,200.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Equity (cont.)

During the second and third quarters of 2018, the Company commenced a private placement equity offering, pursuant to which it sold 787,264 shares of its Common Stock through September 30, 2018 at a price of $4.75 per share, for aggregate consideration of approximately $3,739,500.

During the quarter ended September 30, 2019, the Company’s CEO retired 18,500,000 beneficially owned common shares of stock for no value. In addition, four non-accredited investors were refunded a total of $20,430, which cancelled 5,055 shares. Total outstanding common shares after the share retirement and refunds were 6,001,639.

Note 12 — Treasury Stock

During the first and second quarters of 2019, the Company purchased an aggregate of 138,600 shares of its Common Stock from four (4) shareholders at an aggregate price of $4.75 per share, or $658,350. These shares are currently held in treasury.

Note 13 — Stock Options

During the year ended December 31, 2018, the Company granted stock options to purchase 598,500 shares of its Common Stock to various employees, vendors and independent contractors. These options vest over periods ranging from twenty-four (24) to thirty-six (36) months, are exercisable for a period of 5 years, and enable the holders to purchase shares of its Common Stock at exercise prices ranging from $3.33 – $4.75. The per-share values of these options range from $1.37 to $1.96, based on Black-Scholes-Merton pricing models with the following assumptions: (i) Volatility of 43.25%, (ii) Term of 5 years, (iii) Risk free rate of 2.6% and (iv) Dividend rate of 0.0%.

During the six months ended June 30, 2019, the Company granted stock options to purchase 40,000 shares of its Common Stock to two new board members. Half of the options vest three (3) months after the IPO date, and the remainder vest ratably over three (3) years. The options are exercisable for a period of 5 years, and enable the holder to purchase shares of its common stock at an exercise price of $4.75. The per share value of these options is $1.95, based on Black-Scholes-Merton pricing models with the following assumptions: (i) Volatility of 43.87%, (ii) Term of 5 years, (iii) Risk free rate of 2.17% and (iv) Dividend rate of 0.0%.

During the three months ended September 30, 2019, the Company granted options to purchase 60,500 shares of its Common Stock to seven employees. Of these options granted, 15,500 options vest over a 24-month period, commencing upon effective date of the IPO, 6,000 options vesting three (3) months after the IPO date and the remainder vesting ratably over thirty-six months. The options are exercisable for a period of 5 years, and enable the holder to purchase shares of its common stock at an exercise price of $6.00. The per share value of these options is $1.90, based on Black-Scholes-Merton pricing models with the following assumptions: (i) Volatility of 43.30%, (ii) Term of 5 years, (iii) Risk free rate of 1.8% and (iv) Dividend rate of 0.0%.

At September 30, 2019, the Company had $265,914 of unrecognized compensation costs related to stock options outstanding, which will be recognized through 2023. The Company will recognize forfeitures as they occur. Share-based compensation expense was $79,778 and $436,839 for the nine months ended September 30, 2019 and 2018, respectively. The total amount recorded in “Additional paid-in capital” related to stock options as of September 30, 2019, was approximately $535,427. The weighted average remaining contractual term for the outstanding options at September 30, 2019 and December 31, 2018 is 3.82 and 4.22 years, respectively.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Stock Options (cont.)

Stock option activity for the nine months ended September 30, 2019 and year ended December 31, 2018, was as follows:

	Number of Shares	Weighted Avg. Exercise Price
Outstanding at December 31, 2017	—	$—
Options granted	598,500	3.91
Options exercised	—	—
Options forfeited or expired	(87,500)	—
Outstanding at December 31, 2018	511,000	$3.82
Options granted	100,500	5.50
Options exercised	—	—
Options forfeited or expired	(231,000)	—
Outstanding at September 30, 2019	380,500	$4.27
Vested as of September 30, 2019	237,584	$3.77
Expected to vest as of September 30, 2019	142,916	$5.11

Note 14 — Net Loss per Share Attributable to Common Shareholders

The basic and diluted net loss per common share was the same for each period presented as the Company’s potentially dilutive shares would be antidilutive. The weighted average shares of Common Stock outstanding were 19,925,558 and 23,517,186 for the nine months ended September 30, 2019 and 2018, respectively.

Note 15 — Subsequent Events

In November 2019, the Company appointed the Controller as Chief Financial Officer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

LMP Automotive Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LMP Automotive Holdings, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2018.

Jericho, New York

June 7, 2019, except for Note 14, as to which date is August 30, 2019

LMP AUTOMOTIVE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS:
Cash	$424,152	$217,360
Accounts receivable	286,982	85,851
Automotive inventory	11,558,160	3,696,802
Other current assets	380,712	71,000
Total current assets	12,650,006	4,071,013

Property, equipment and leasehold improvements, net	539,475	185,659
Intangible assets	39,997	0
Deferred offering costs	987,093	0
TOTAL ASSETS	$14,216,571	$4,256,672

LIABILITIES:
Accounts payable	$934,409	$599,914
Line of credit – related party	1,775,000	0
Notes and advances payable – related parties	0	1,091,500
Convertible notes payable and accrued interest	1,184,707	0
Other current liabilities	568,358	33,051
Total current liabilities	4,462,474	1,724,465
TOTAL LIABILITIES	4,462,474	1,724,465

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value, 20,000,000 shares authorized, nil shares issued and outstanding	0	0
Common stock, $0.00001 par value; 100,000,000 shares authorized; 24,645,294 and 21,000,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	246	210
Additional paid-in capital	16,306,737	2,594,590
Accumulated deficit	(6,552,886)	(62,593)
Total shareholders’ equity	9,754,097	2,532,207

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,216,571	$4,256,672

The accompanying notes are an integral part of these consolidated financial statements.

LMP AUTOMOTIVE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Revenues
Vehicle sales	$15,714,511	$3,759,031
Subscription fees	356,323	—
Rental revenues	539,952	—
Total revenues	16,610,786	3,759,031

Cost of revenues
Vehicle sales	17,678,387	3,994,079
Subscription and rental	889,388	—
Total cost of revenues	18,567,775	3,994,079

Gross loss	(1,956,989)	(235,048)

Selling, general and administrative expenses	3,278,051	1,114,109
Share-based compensation	455,649	—
Acquisition, consulting and legal expenses	722,722	30,858
Depreciation	45,505	29,291

Loss from operations	(6,458,916)	(1,409,306)

Other expenses:
Interest	31,377	14,356

Net Loss	$(6,490,293)	$(1,423,662)

Net loss per share attributable to stockholders, basic and diluted	$(0.27)	$(0.07)

Weighted average shares of common stock outstanding, basic and diluted	23,764,021	21,000,000

The accompanying notes are an integral part of these consolidated financial statements

LMP AUTOMOTIVE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Shares Outstanding	Preferred Stock	Common Stock	Additional Paid-in Capital	Members’ Equity	Accumulated Deficit	Total
Balance at December 31, 2016	—	$—	$—	$—	$318,614	$—	$318,614
Capital contributions	—	—	—	—	3,637,255	—	3,637,255
Contribution of member’s interest	21,000,000	—	210	2,594,590	(2,594,800)	—	—
Net loss	—	—	—	—	(1,361,069)	(62,593)	(1,423,662)
Balance at December 31, 2017	21,000,000	$—	$210	$2,594,590	$—	$(62,593)	$2,532,207
Issuance of stock for cash	3,645,294	—	36	13,256,498	—	—	13,256,534
Share-based compensation	—	—	—	455,649	—	—	455,649
Net loss	—	—	—	—	—	(6,490,293)	(6,490,293)
Balance at December 31, 2018	24,645,294	$—	$246	$16,306,737	$—	$(6,552,886)	$9,754,097

The accompanying notes are an integral part of these consolidated financial statements

LMP AUTOMOTIVE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,490,293)	$(1,423,662)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	683,584	29,291
Share-based compensation	455,649	—
Increase in assets:
Accounts receivable	(201,131)	(85,851)
Automotive inventory	(8,500,797)	(3,680,552)
Prepaid expenses and other assets	(309,712)	(71,000)
Increase in liabilities
Accounts payable	334,495	581,376
Other current liabilities	556,063	33,051

NET CASH USED IN OPERATING ACTIVITIES	(13,472,142)	(4,617,347)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(392,684)	(214,950)
Purchases of intangible assets	(45,273)	—

NET CASH USED IN INVESTING ACTIVITIES	(437,957)	(214,950)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash received from line of credit – related party	1,775,000	—
Cash received from notes and advances payable – related parties	—	1,091,500
Principal repayment of notes and advances payable – related parties	(1,091,500)	—
Cash received from convertible notes payable	1,448,965	—
Principal repayments on convertible notes payable	(285,015)	—
Capital contributed from shareholders	—	3,637,255
Net cash received from issuance of common stock	13,256,534	—
Deferred stock offering costs	(987,093)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	14,116,891	4,728,755

NET INCREASE (DECREASE) IN CASH	206,792	(103,542)

CASH, BEGINNING OF YEAR	217,360	320,902

CASH, END OF YEAR	$424,152	$217,360

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest	$10,545	$4,166

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of Operations and Principles of Consolidation

Business Activity

LMP Motors.com, LLC (“LMP Motors”) is engaged in the buying and selling of vehicles in the automotive industry and operates in the state of Florida. LMP Motors is a limited liability company and was organized in the state of Delaware. The owner of LMP Motors is designated as a member and is not liable for the debts of LMP Motors.

601 NSR, LLC (“NSR”) was formed to enter into future potential strategic acquisitions and is currently inactive. NSR is a limited liability company and was organized in the state of Delaware. The owner of NSR is designated as a member and is not liable for the debts of NSR.

LMP Finance, LLC (“LMP Finance”) is engaged in the purchasing, subscribing and renting of vehicles. LMP Finance operates in the state of Florida. LMP Finance is a limited liability company and was organized in the state of Delaware. The owner of LMP Finance is designated as a member and is not liable for the debts of LMP Finance.

LMP Automotive Holdings, LLC (“LMP Automotive”) was formed to acquire the assets from LMP Motors.com LLC and LMP Finance, LLC and other subsidiary companies. LMP Automotive operates in the state of Florida. LMP Automotive is a limited liability company and was organized in the state of Delaware. The owner of LMP Automotive is designated as a member and is not liable for the debts of LMP Automotive.

LMP Automotive Holdings, Inc. (“Automotive”) is a holding company incorporated in the state of Delaware on December 15, 2017. On December 15, 2017, the common ownership contributed 100% of its interest in LMP Motors, NSR, LMP Finance and LMP Automotive to Automotive.

Principles of Consolidation

These consolidated financial statements include the amounts of Automotive and its wholly-owned subsidiaries, LMP Motors, NSR, LMP Finance, and LMP Automotive, which are collectively referred to as the “Company.” All significant intercompany balances and transactions are eliminated in the consolidation.

Prior to the transfer of interest of LMP Motors, NSR, LMP Finance and LMP Automotive to Automotive on December 15, 2017, LMP Motors, NSR, LMP Finance and LMP Automotive were affiliates under common control and as such have been recorded at carry over basis. Equity of LMP Motors, NSR, LMP Finance and LMP Automotive in the amount of approximately $2.6 million, which was net of an accumulated deficit of approximately $1.4 million, was transferred to additional paid-in capital at the December 15, 2017 transaction date. Retained earnings (accumulated deficit) of the Company at December 31, 2017, represents only the sixteen (16) days of operations subsequent to its incorporation in 2017. With respect to the consolidated statements of operations and cash flows, the Company was treated as the continuation of LMP Motors, NSR, LMP Finance and LMP Automotive and, accordingly, their financial position and results of operations have been presented on a combined basis with the historical financial statements of LMP Motors, NSR, LMP Finance and LMP Automotive for all periods prior to the transfer.

Note 2 — Summary of Significant Accounting Policies

Liquidity

The Company has sustained net losses and negative operating cash flows to date. Its management plans to make strategic acquisitions of pre-owned and new automobile dealerships and vehicle rental companies to expedite its growth and produce positive margins. The Company also has raised capital during 2018 through private placement offerings of its common stock and convertible debt securities to help facilitate business growth and execute its management’s plans to become profitable through acquisitions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Basis of Presentation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company carries its accounts receivable at cost. Accounts receivable are due upon receipt. Such estimates are based on management’s assessments of the creditworthiness of its customers, the aged basis of its receivables, as well as current economic conditions and historical information. Management has determined that no allowance for uncollectible accounts for accounts receivable is necessary at December 31, 2018 and December 31, 2017.

Inventory

Inventory consists of automobiles. Inventories are valued at the lower of cost or market, with cost determined by specific identification and with market defined as net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventories at December 31, 2018 and 2017 are recorded based on perpetual inventory records.

The Company depreciates the fleet inventory monthly based on 1% of initial cost starting in 2018 when the subscriptions and rentals were launched. In 2018, fleet vehicle depreciation approximated $640,000 and was recorded to Cost of revenues — subscription and rental.

Company management periodically reviews to determine whether any inventories have declined in value. The Company wrote down approximately $530,000 of inventory to its net realizable value for the year ended December 31, 2018.

	December 31, 2018	December 31, 2017
Automotive Inventory	$12,270,478	$3,696,802
Inventory Impairment	(529,983)	—
Inventory Accumulated Depreciation	(478,718)	—
Inventory In-transit Deposits	296,383	—
Total Automotive Inventory, net	$11,558,160	$3,696,802

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Vehicles and equipment are depreciated utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Vehicles	5 years
Furniture and fixtures	10 years
Equipment	5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

Intangible Assets

Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in the Statement of Shareholders’ Equity as a reduction to additional paid-in capital as a result of the offering.

Should a planned equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statement of operations. The Company recorded deferred offering costs of approximately $987,000 as of December 31, 2018.

Long-lived Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. There were no deemed impairments of long-lived assets during the years ended December 31, 2018 and 2017.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

At December 31, 2018 and 2017, the fair value of these financial instruments, including cash, accounts receivable, and accounts payable, approximated book value due to the short maturity of these instruments. Notes payable — related parties and convertible notes payable with accrued interest estimate fair value due to market interest rates.

Convertible Notes

The Company records a discount to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts, if any, under these arrangements are amortized to noncash interest expense using the effective interest rate method over the term of the related debt to their date of maturity. Based on the terms of the embedded conversion rights, the Company has not recognized any discounts to date.

Share-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of stock options, based on the fair value of those awards at the date of grant over the requisite service period, which generally is the vesting period of the award. The Company uses the Black-Scholes option pricing model to determine the fair value of stock option awards.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Improvements to Share-Based Payment Accounting (Topic 718). This ASU was issued to simplify the accounting for share-based payments to nonemployees by aligning much of the guidance on measurement and classification with the accounting for share-based payments to employees. The Company has elected early adoption of this ASU to conform the accounting for share-based compensation to employees and nonemployees.

Share-based compensation plans, related expenses, and assumptions used in the Black-Scholes option pricing model are more fully described in Note 12.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is the result of a joint project of the FASB and the IASB to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS, and provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company adopted FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018 using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. The adoption of ASC 606 did not have a material impact on the amount or timing of the revenue recognition, and the Company recognized no cumulative effect adjustment upon adoption.

Used Vehicle Sales Revenue

The Company’s business consists of retail and wholesale sales of used vehicles to customers. Sales are based on the network of physical showrooms and efficient online showrooms on the Company’s websites. The Company offers a home delivery service so that the Company delivers the vehicle to the place agreed with the client. The Company also sells used vehicles in auctions.

The Company recognizes revenue when it satisfies a performance obligation by transferring control of a vehicle to a customer. The prices of the vehicles are stated in its contracts at stand-alone selling prices which

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

are agreed upon with its customer prior to delivery. The Company satisfies its performance obligation for used vehicle sales upon delivery when the transfer of title, risks and rewards of ownership and control pass to the customer. The Company recognizes revenue at the agreed-upon price stated in the contract, including any delivery charges. In addition, any noncash consideration received from a customer (i.e., trade-in vehicles) are recognized at fair value. Customer payment has been received or third-party financing has been confirmed prior to vehicle transfer. The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Subscription Revenue

The Company offers a vehicle subscription plan where a customer will pay a monthly fee in exchange for access to a vehicle. The Company’s subscriptions include monthly swaps, scheduled maintenance and upkeep, and even insurance in some cases. Customers have the flexibility to up-or-downgrade a vehicle monthly with the vehicle payment adjusted accordingly. There is $575 annual subscription activation fee and the monthly payments are dependent upon the vehicle selected by the customer.

The Company recognizes revenue when it satisfies a performance obligation by transferring control of a vehicle to a customer under a subscription contract. The prices of the vehicles are stated in its contracts at stand-alone subscription prices which are agreed upon with the customer prior to delivery. The Company satisfies its performance obligation for monthly subscription payments upon delivery to the customer and in each subsequent month the customer retains possession of the vehicle. The Company recognizes revenue at the agreed-upon price stated in the contract in the month earned.

The Company also receives an upfront customer payment as an annual membership fee to its vehicle subscription program. This fee is deferred and amortized to income monthly over the period of membership.

Customer payment has been received prior to initial vehicle transfer and on each monthly recurring anniversary date.

Rental Revenue

The Company recognizes vehicle rental income over the period the vehicle is rented. Performance obligations associated with vehicle rental transactions are satisfied over the rental period. Rental periods are short term in nature. Performance obligations associated with rental related activities, such as charges to the customer for the fueling of vehicles and value-added services such as loss damage waivers, navigation units, and other ancillary products, are also satisfied over the rental period.

Payments are due from customers at the time of reservation. Additional charges incurred by the customers are collected at the time of vehicle return. The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on a net basis and are not included in sales or cost of sales.

Income Taxes

Income tax expense includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. The effect of a change in the tax rate on the deferred tax asset and liabilities is recognized in income in the period that includes the enactment date. The Company establishes a valuation allowance when necessary to reduce its deferred tax assets to amounts that are expected to be realized.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

LMP Motors, NSR, LMP Finance, and LMP Automotive are limited liability companies, which are treated as partnerships for income tax purposes. The income or loss and credits from limited liability companies are passed through to their members and reported on the members’ income tax returns. As such, there is no provision for income taxes. If applicable, the Company would recognize interest and penalties associated with tax matters as part of operating expenses and include accrued interest and penalties with the related tax liability in its consolidated financial statements.

Advertising

The Company expenses advertising costs in the period incurred. Advertising expense was approximately $266,200 and $107,200 for the years ended December 31, 2018 and 2017, respectively.

Leases

The Company is party to various lease agreements for real estate. For each lease agreement, the Company determines the lease term as the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. The Company also assesses whether each lease is an operating or finance lease at the lease commencement date. Rent expense of operating leases is recognized on a straight-line basis over the lease term and includes scheduled rent increases as well as amortization of tenant improvement allowances. Refer to Note 9 for Lease Commitments.

Effective January 1, 2019, the Company adopted ASU No. 2016-02, Leases, which requires lessees to recognize leases as liabilities on the balance sheet, with corresponding right-of-use assets. Refer to “New Accounting Pronouncement Not Yet Adopted” for further changes related to the adoption of this guidance.

New Accounting Pronouncements not yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments for all leases with a term greater than 12 months, including leases existing prior to the effective date of this ASU. It also calls for enhanced leasing arrangement disclosures. The Company has adopted this standard as of January 1, 2019. This guidance will have a material impact on its consolidated balance sheet due to the recognition of a lease liability and right-of-use asset for its Plantation, Florida lease of approximately $1.4 million. Adoption of this guidance will not have a significant impact on its lease classification, a material impact on the consolidated statement of operations, or a notable impact on its liquidity.

In July 2018, the FASB issued additional guidance on the accounting for leases. The guidance provides companies with another transition method that allows entities to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the date of adoption. Under this method, previously presented years’ financial positions and results are not adjusted. The Company adopted this alternative transition method.

Note 3 — Concentration of Credit Risk

The Company maintains its cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000 per institution. From time to time, cash balances may exceed these limits.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements, net are summarized as follows:

	December 31, 2018	December 31, 2017
Vehicles	$91,547	$61,518
Furniture, fixtures and equipment	273,024	83,800
Leasehold Improvements	238,287	69,632
Signage	4,777	—
	607,635	214,950
Less: Accumulated depreciation and amortization	(68,160)	(29,291)
	$539,475	$185,659

Depreciation and amortization expense related to vehicles, equipment and leasehold improvements amounted to $44,145 and $29,291 for the years ended December 31, 2018 and 2017, respectively.

Note 5 — Related Party Transactions

The Company entered into debt agreements with a related party employee, with interest accruing at rate of 9.0% per annum. At December 31, 2017, $50,000 was outstanding, which was repaid on February 15, 2018.

The Company entered into debt agreements with a shareholder, with interest accruing at a rate of 2% per annum. At December 31, 2017, $1,019,000 was outstanding, which was repaid on February 15, 2018.

During 2018, the Company entered into a non-interest bearing revolving line of credit with an entity related to the majority shareholder. Amounts drawn on the line of credit become due and payable on the earlier of written demand by the lender or May 21, 2020. At December 31, 2018, the outstanding amount was approximately $1,775,000.

Note 6 — Convertible Notes Payable

During the second and third quarters of 2018, the Company issued convertible promissory notes (“6-Month Notes”) in aggregate principal amount of $1,448,965, pursuant to a private placement offering. The 6-Month Notes bear interest at 4% per annum and mature six (6) months from the date of issuance, at which time the principal and any accrued but unpaid interest shall be due and payable. Accrued interest at December 31, 2018 was $20,757. The holders of the 6-Month Notes may, at any time prior to the maturity date, convert the 6-Month Notes (and accrued interest) into shares of its Common Stock by dividing (a) the outstanding principal balance and unpaid accrued interest under this Note on the date of conversion by (b) $4.75 (subject to adjustment as provided in the 6-Month Notes). Based on the terms of the conversion rights, the Company did not recognize a beneficial conversion discount.

During the fourth quarter of 2018, the Company repaid one of the 6-Month Notes in the principal amount of approximately $285,015, leaving a balance of approximately $1,164,000 at December 31, 2018.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities are summarized as follows:

Accounts Payable:

	December 31, 2018	December 31, 2017
Accounts Payable	$884,927	$589,810
Credit Card Payable	28,424	10,104
Vehicle Payable	21,058	—
Total Accounts Payable	$934,409	$599,914

Other Current Liabilities:

	December 31, 2018	December 31, 2017
Accrued Payroll	$137,041	$—
Subscription Security Deposits	53,254	—
Subscription Membership Fees on Hand	42,746	—
Rental Deposits on Hand	30,930	—
Vehicle Sales Deposits on Hand	6,000	—
Property Tax Accrual	65,509	—
Sales & Other Taxes Payable	27,284	33,051
Other Accruals	205,594	—
Total Other Current Liabilities	$568,358	$33,051

Note 8 — Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

Deferred Taxes

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Income Tax (cont.)

Components of income tax benefit for the year ended December 31, 2018 and 2017 are as follows:

December 31,
	2018	2017
Current tax expense (benefit)	$—	$—
	$—	$—

Deferred tax expense (benefit)	$—	$—
	$—	$—

Total Provision for Income Taxes	$—	$—

Temporary differences between financial statement carrying amount and tax basis of assets and liabilities that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2018 are as follows:

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss	$1,944,504	$13,000
Intangible assets	16,176	—
Other	134,324	—
Total deferred income tax assets	2,095,004	13,000

Deferred income tax liabilities:
Depreciation	(78,621)	—
Total deferred income tax liabilities	(78,621)	—

Valuation allowance	(2,016,383)	(13,000)

Net deferred income tax asset	$—	$—

The Company had a net operating loss carryforward of approximately $7,672,000 as of December 31, 2018. Net deferred tax assets are mainly comprised of temporary differences between financial statement carrying amount and tax basis of assets and liabilities.

FASB ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2018 and 2017, a valuation allowance of approximately $2,000,000 and $13,000, respectively, was recorded.

In addition, the Company performed a comprehensive review of its uncertain tax positions and determined that no adjustments were necessary relating to unrecognized tax benefits at December 31, 2018. The Company’s federal and state income tax returns are subject to examination by taxing authorities for three years after the returns are filed, and the Company’s federal and state income tax returns for 2018 remain open to examination.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Lease Commitments

During 2018, the Company entered into a lease with an entity related through common ownership for its facilities in Plantation, Florida. The five-year, triple-net lease provides for monthly payments of $28,500 plus CAM, with annual escalations of three-percent (3%). The Company has an option to extend the lease for an additional five-year term, with annual escalations of three-percent (3%).

During 2018, the Company entered into a third-party lease for its Miami Beach, Florida operations. The 1-year lease provides for monthly payments of approximately $3,800, with a renewal option for an additional 12-months at $4,000 monthly. The lease expired April 30, 2019, and was not renewed.

During 2018, the Company entered into an agreement for the licensed right to use 201 garage parking spaces in Miami Beach, Florida. The 27-month agreement provides for monthly payments of $140 per space ($28,140 per month total), with annual escalations of two-percent (2%). In April 2019, the Company terminated the license to use the parking spaces.

Future minimum payments are as follows:

Years Ending December 31:
2019	$450,970
2020	361,067
2021	371,898
2022	383,055
2023	64,154
$1,631,144

Rent expense charged to operations for the years ended December 31, 2018 and 2017, inclusive of CAM and taxes, was approximately $732,500 and $282,100 respectively.

Note 10 — Commitments and Contingencies

The Company is subject to asserted claims and liabilities that arise in the ordinary course of business. The Company maintains third-party insurance to mitigate potential losses from these actions. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company’s financial position of results of operations.

Note 11 — Equity

During February 2018, the Company commenced a private placement equity offering, pursuant to which it sold 2,858,030 shares of its Common stock at a price of $3.33 per share, for aggregate consideration of approximately $9,517,200.

During the second and third quarters of 2018, the Company commenced a private placement equity offering, pursuant to which it sold 787,264 shares of its Common Stock through September 30, 2018 at a price of $4.75 per share, for aggregate consideration of approximately $3,739,500.

Note 12 — Stock Options

During the year ended December 31, 2018, the Company granted stock options to purchase 598,500 shares of its Common Stock to various employees, vendors and independent contractors, of which 87,500 were forfeited during the year. These options vest over periods ranging from twenty-four (24) to thirty-six (36) months, are exercisable for a period of 5 years, and enable the holders to purchase shares of its common stock at exercise prices ranging from $3.33 - $4.75. The per-share values of these options range from $1.37 to $1.96, based on Black-Scholes-Merton pricing models with the following assumptions: (i) Volatility of 43.25%, (ii) Term of 5 years, (iii) Risk free rate of 2.6% and (iv) Dividend rate of 0.0%. The weighted average remaining contractual term for the outstanding options at December 31, 2018 is 4.21 years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Stock Options (cont.)

Stock option activity for the year ended December 31, 2018, is as follows:

	Number of Shares	Weighted Avg. Exercise Price
Outstanding at December 31, 2017	—	$—
Options granted	598,500	3.91
Options exercised	—	—
Options forfeited	(87,500)	—
Options expired	—	—
Outstanding at December 31, 2018	511,000	$3.82

Vested as of December 31, 2018	272,043	$3.92
Expected to vest as of December 31, 2018	238,957	$3.71

At December 31, 2018, approximately $443,200 of unrecognized compensation costs related to stock options outstanding will be recognized through 2023. The Company recognizes forfeitures as they occur. Share-based compensation expense for the year ended December 31, 2018 was approximately $455,600.

Note 13 — Net Loss per Share Attributable to Common Shareholders

The basic and diluted net loss per common share was the same for each period presented as the Company’s potentially dilutive shares would be antidilutive. The weighted average shares of Common Stock outstanding were 23,764,021 and 21,000,000 for the years ended December 31, 2018 and 2017, respectively.

Note 14 — Subsequent Events

Subsequent to year end, the Company purchased an aggregate of 138,000 shares of its Common Stock from four (4) shareholders at an aggregate price of $4.75 per share, or $658,350. These shares are currently held in treasury.

Subsequent to year end, the Company extended certain of the 6-Month Notes that became due. Two of the 6-Month Notes in the amount of approximately $121,000 were extended to June 15, 2019, two of the 6-Month Notes in the amount of approximately $45,000 were extended to August 14, 2019, and another two in the amount of approximately $135,950 were extended to September 17, 2019.

In April 2019, management decided to restructure its Miami Beach, FL operations and combined it with its Plantation, FL operations.

In May 2019, the Company engaged two new board of directors for combined annual compensation of $48,000 and granted options to purchase 40,000 shares of the Company’s Common Stock.

In July 2019, Samer Tawfik, CEO, retired 18,500,000 beneficially owned common shares of stock for no value. In addition, four non-accredited investors were refunded a total of $20,403, which cancelled 5,055 shares. In August 2019, the Company granted seven employees options to purchase a combined 60,500 shares of the Company’s Common Stock.

2,090,909 Shares of Common Stock

__________________________________

PROSPECTUS

__________________________________

ThinkEquity

a division of Fordham Financial Management, Inc.

             , 2019

Through and including              , 2019 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$1,974.43
Nasdaq listing fee	$75,000.00
FINRA filing fee	$1,891.34
Printing expenses*	$10,000.00
Legal fees and expenses*	$75,000.00
Accounting fees and expenses*	$78,000.00
Miscellaneous*	$134.23
Total	$242,000.00

____________

*        Estimated

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement, filed as Exhibit 1.1 to this registration statement, provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

The registrant expects to enter into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the registrant or on the registrant’s behalf.

Item 15. Recent Sales of Unregistered Securities

In February 2018, we completed a private placement offering, pursuant to which we sold 2,858,030 shares of our common stock to certain individual and institutional investors, at a purchase price of $3.33 per share, for an aggregate purchase price of $9,517,239.

From June 2018 through October 2018, we sold an aggregate of 787,264 shares of our common stock to certain individual investors, in a private placement offering, at a purchase price of $4.75 per share, for an aggregate purchase price of $3,739,505.

During the second and third quarters of 2018, we issued the 6-month notes to certain individual investors in an aggregate principal amount of $1,448,965, pursuant to a private placement offering. The 6-month notes bear interest at 4% per annum and mature six (6) months from the date of issuance, at which time the principal and any accrued but unpaid interest shall be due and payable. The holders of the 6-month notes may, at any time prior to the maturity date, convert the 6-month notes (and accrued interest) into shares of our common stock by dividing (a) the outstanding principal balance and unpaid accrued interest under the applicable 6-month note on the date of conversion by (b) $4.75 (subject to adjustment as provided in the 6-month notes). Based on the terms of the conversion rights, we did not recognize a beneficial conversion discount.

The proceeds from the sale of the above mentioned securities were used for working capital and general corporate purposes. No brokers, dealers or underwriters were used in the offering and sale of the above mentioned securities. The above mentioned securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a)     Exhibits.    The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation*
3.2	Bylaws*
4.1	Form of Representative’s Warrant*
4.2	Form of Non-Qualified Stock Option Agreement*
4.3	Form of Incentive Stock Option Agreement*
5.1	Opinion of Pryor Cashman LLP*
10.1	Employment Agreement, dated February 20, 2018 by and between LMPMotors.com, LLC and Samer Tawfik*
10.2	2018 Equity Incentive Plan*
10.3	Lease Agreement, dated January 1, 2018, by and between LMPMotors.com, LLC and ST RXR Investments, LLC*
10.4	Revolving Line of Credit Agreement, dated July 25, 2018, by and between LMP Automotive Holdings, Inc. and ST RXR Investments, LLC (as amended on May 21, 2019)*
10.5	Form of Common Stock Purchase Agreement for the offering of Common Stock at $3.33 per share*
10.6	Form of Common Stock Purchase Agreement, for the offering of Common Stock at $4.75 per share*
10.7	Lease Agreement, dated as of April 12, 2018, by and between 615 5th Street, Corp. and LMP Finance LLC d/b/a LMP Rentals Delaware Corporation*
10.8	Engagement Letter, dated as of April 25, 2018, by and between LMP Automotive Holdings, Inc. and Dazkal Bolton LLP*
10.9	Mercedes-Benz Financial Services Financial Commitment, dated as of April 25, 2019*
10.10	Form of Convertible Promissory Note*
10.11	Revolving Line of Credit Agreement, dated as of September 30, 2019 by and between ST RXR Investments, LLC and LMP Automotive Holdings, Inc.*
10.12	Demand Promissory Note and Loan and Security Agreement, dated as of August 19, 2019 by and between LMP Motors.com, LLC and NextGear Capital, Inc.*
21.1	List of Subsidiaries of the Registrant*
23.1	Consent of Grassi & Co., CPAs, P.C.***
23.2	Consent of Pryor Cashman LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney*

____________

*        Previously filed.

***    Filed herewith.

(b)    Financial Statement Schedules.    All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on November 19, 2019.

LMP AUTOMOTIVE HOLDINGS, INC.
By:	/s/ Samer Tawfik
	Name:	Samer Tawfik
	Title:	Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Samer Tawfik	Dated: November 19, 2019
Name: Samer Tawfik Title: Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Bryan Silverstein
Name: Bryan Silverstein Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
*	Dated: November 19, 2019
Name: William “Billy” Cohen
Title: Director
*	Dated: November 19, 2019
Name: Robert “Bob” J. Morris, Jr.
Title: Director
*	Dated: November 19, 2019
Name: Elias Nader
Title: Director
By:	/s/ Samer Tawfik
Samer Tawfik
Attorney-in-Fact

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